EXHIBIT 10.1

$11,500,000,000

TERM LOAN AGREEMENT

among

IBM INTERNATIONAL GROUP B.V.

The Several Lenders

from Time to Time Parties Hereto

MORGAN STANLEY SENIOR FUNDING, INC.,

as Administrative Agent

DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH,

as Documentation Agent

and

LEHMAN COMMERCIAL PAPER, INC.,

as Syndication Agent

Dated as of May 25, 2007

MORGAN STANLEY SENIOR FUNDING, INC.

DEUTSCHE BANK SECURITIES INC.,

and

LEHMAN BROTHERS INC.,

as Joint Lead Arrangers and Joint Bookrunners

TERM LOAN AGREEMENT, dated as of May 25, 2007, among IBM INTERNATIONAL GROUP B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of The Netherlands (the “Borrower”) with corporate seat in Amsterdam, the Netherlands, the several banks and other financial institutions from time to time parties to this Agreement (the “Lenders”), MORGAN STANLEY SENIOR FUNDING, INC., as administrative agent for the Lenders hereunder (in such capacity, the “Administrative Agent”), DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH, as Documentation Agent (in such capacity, the “Documentation Agent”), and LEHMAN COMMERCIAL PAPER, INC., as Syndication Agent (in such capacity, the “Syndication Agent”).

The parties hereto hereby agree as follows:

SECTION 1.  DEFINITIONS

1.1.          Defined Terms.  As used in this Agreement, the following terms shall have the following meanings:

“ABR”:  for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and (c) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%.  For purposes hereof:  “Prime Rate” shall mean the rate of interest per annum from time to time published in the “Money Rates” section of The Wall Street Journal as being the “Prime Lending Rate” or, if more than one rate is published as the Prime Lending Rate, then the highest of such rates (each change in the Prime Rate to be effective as of the date of publication in The Wall Street Journal of a Prime Lending Rate that is different from that published on the preceding Business Day); provided that in the event that The Wall Street Journal shall, for any reason, fail or cease to publish the Prime Lending Rate, Administrative Agent shall choose a reasonably comparable index or source to use as the basis for the Prime Lending Rate; “Base CD Rate” shall mean the sum of (a) the product of (i) the Three-Month Secondary CD Rate and (ii) a fraction, the numerator of which is one and the denominator of which is one minus the CD Reserve Percentage and (b) the CD Assessment Rate; “Three-Month Secondary CD Rate” shall mean, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day shall not be a Business Day, the next preceding Business Day) by the Board through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day), or, if such rate shall not be so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 A.M., New York City time, on such day (or, if such day shall not be a Business Day, on the next preceding Business Day) by the Administrative Agent from three New York City negotiable certificate of deposit dealers of recognized standing selected by it; “CD Reserve Percentage” shall mean, for any day, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board, for determining the maximum reserve requirement for a Depositary Institution (as defined in Regulation D of the Board) in respect of new non personal time deposits in Dollars having a maturity of 30 days or more; and “CD Assessment Rate” shall mean, for any day, the annual assessment rate in effect on such day which is payable by a member of the Bank Insurance Fund classified as “well-capitalized” and within supervisory subgroup “A” (or a comparable successor assessment risk classification) within the meaning of 12 C.F.R. § 327.3(e) (or any successor provision) to the Federal Deposit Insurance Corporation (or any successor) for such Corporation’s (or such successor’s) insuring time deposits at offices of such institution in the United States.  If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Base CD Rate or the Federal

Funds Effective Rate, or both, for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms thereof, the ABR shall be determined without regard to clause (b) or (c), or both, of the first sentence of this definition, as appropriate, until the circumstances giving rise to such inability no longer exist.  Any change in the ABR due to a change in the Prime Rate, the Three-Month Secondary CD Rate, the CD Reserve Percentage, the CD Assessment Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate, the Three-Month Secondary CD Rate, the CD Reserve Percentage, the CD Assessment Rate or the Federal Funds Effective Rate, respectively.

“ABR Loans”:  Loans the rate of interest applicable to which is based upon the ABR.

“Act”:  as defined in Section 9.21.

“Agreement”:  this Credit Agreement, as amended, supplemented or otherwise modified from time to time.

“Applicable Eurodollar Margin”:  0.10%.

“Assignment and Acceptance”:  an Assignment and Acceptance, substantially in the form of Exhibit C.

“Banking Day”:  in respect of any city, any day on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) in that city.

“Board”:  the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”:  as defined in the first paragraph of this Agreement.

“Borrower Obligations”:  any and all obligations of the Borrower for the payment of money hereunder or in respect hereof, whether absolute or contingent.

“Borrowing”:  the borrowing of Loans hereunder on the Borrowing Date.

“Borrowing Date”: the date the Borrower requests that Loans be made to it by the Lenders hereunder as set forth in the Funding Request.

“Business Day”:  a day other than a Saturday, Sunday or other day on which commercial banks in New York City, and, for the purposes of Sections 2.12(a) and 7.1(a), Amsterdam, The Netherlands, are authorized or required by law to close, except that, when used in connection with an Eurodollar Loan with respect to which the Eurodollar Rate is determined based upon the Telerate screen in accordance with the definition of Eurodollar Rate, “Business Day” shall mean any Business Day on which dealings in foreign currencies and exchange between banks may be carried on in London, England and New York, New York.

“Capital Lease”:  with respect to any Person, any obligation of such Person to pay rent or other amounts under a lease with respect to any property (whether real, personal or mixed) acquired or leased by such Person that is required to be accounted for as a liability on a balance sheet of such Person in accordance with GAAP.

“Closing Date”:  the date on which the conditions in Section 4.1 have been satisfied or waived hereunder.

“Code”:  the Internal Revenue Code of 1986, as amended from time to time.

“Commitment”:  as to any Lender, the obligation of such Lender to make Loans to the Borrower hereunder in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 1.1.

“Debt”:  with respect to any Person, without duplication, all indebtedness representing money borrowed which is created, assumed, incurred or guaranteed in any manner by such Person or for which such Person is otherwise responsible or liable (whether by agreement to purchase indebtedness of, or to supply funds to or invest in, others).

“Debt Issuance”:  means any issuance or sale (for cash) by the Borrower after the Closing Date of any Debt Securities, or the incurrence (for cash) of loans by the Borrower under credit facilities, excluding any Debt Securities or loans under credit facilities issued to or borrowed from Guarantor or any of its Subsidiaries.

“Debt Securities”:  indebtedness for borrowed money of the Borrower evidenced by bonds, notes, debentures or other similar securities.

“Default”:  any of the events specified in Section 7, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Documentation Agent”:  as defined in the first paragraph of this Agreement.

“Dollars” and “$”:  dollars in lawful currency of the United States of America.

“Equity Issuance”  means any issuance or sale (for cash) by the Borrower after the Closing Date of (i) any of its capital stock, (ii) any warrants or options exercisable in respect of its capital stock or (iii) any other security or instrument representing an equity interest (or the right to obtain any equity interest and including, without limitation, any hybrid or equity-linked securities) in the Borrower, excluding, in each case, any such issuance or sale to Guarantor or any of its Subsidiaries.

“Eurodollar Loans”:  Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”:  with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate of interest determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period.  In the event that such rate does not appear on Page 3750 of the Telerate Screen (or otherwise on such service), the “Eurodollar Rate” shall be determined by reference to such other publicly available service for displaying eurodollar rates as may be agreed upon by the Administrative Agent and the Borrower or, in the absence of such agreement, the “Eurodollar Rate” shall instead be the rate per annum equal to the average (rounded upward, if necessary, to the nearest 1/16th of 1%) of the respective rates notified to the Administrative Agent by each of the Reference Lenders as the rate at which such Reference Lender is offered Dollar deposits at or about 10:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period, in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations in respect of its Eurodollar Loans are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of its Eurodollar Loan to be outstanding during such Interest Period.

“Eurodollar Tranche”:  the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Eurodollar Loans shall originally have been made on the same day).

“Event of Default”:  any of the events specified in Section 7, provided that all requirements for the giving of notice and/or the lapse of time have been satisfied.

“Extension Request”:  as defined in Section 2.18(a).

“Extension Request Deadline”:  as defined in Section 2.18(b).

“Federal Funds Effective Rate”:  for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Funding Request”:  a notice, substantially in the form of Exhibit D-1 pursuant to which a request for the incurrence of Loans hereunder is made by the Borrower.

“GAAP”:  generally accepted accounting principles in the United States of America in effect from time to time.

“Governmental Authority”:  any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantor”:  International Business Machines Corporation, a New York corporation.

“Guarantor Event of Default”:  any Event of Default under, and as defined in, the Guaranty.

“Guaranty”: shall mean the Guaranty Agreement, dated as of the Closing Date, made by Guarantor for the benefit of the Lenders and in favor of MSSF, as administrative agent for the Lenders, as the same may be amended, modified or supplemented from time to time.

“IBM” shall mean International Business Machines Corporation, a New York Corporation.

“Indebtedness”:  with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services other than indebtedness to trade creditors and service providers incurred in the ordinary course of business, (b) obligations, contingent or otherwise, of such Person in connection with (i) letter of credit facilities or bankers’ acceptance facilities and (ii) interest rate swap agreements, interest rate cap agreements or similar arrangements used by a Person to fix or cap a floating rate of interest to a negotiated maximum rate or amount, or other similar facilities including currency swaps, (c) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person to pay rent or other amounts under a Capital Lease, (f) all indebtedness referred to in clause (a), (b), (c), (d) or (e) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness, and (g) all Indebtedness of others guaranteed by such Person.  For purposes of this Agreement, the amount of any Indebtedness referred to in clause (b)(ii) of the preceding sentence shall be the amounts, including any termination payments, required to be paid to a counterparty rather than any notional amount with regard to which payments may be calculated.  For purposes of this Agreement, Indebtedness shall not include any indebtedness or other obligations issued by any Person (or by a trust or other entity established by such Person or any of its affiliates) which are primarily serviced by the cash flows of a discrete pool of receivables, leases or other financial assets which have been sold or transferred by the Borrower or any Subsidiary in securitization transactions which, in accordance with GAAP, are accounted for as sales for financial reporting purposes.  The definitions of Debt and Indebtedness in this Section 1.1 shall be independent in construction, interpretation and application.

“Initial Maturity Date”:  as defined in Section 2.18(a).

“Interest Payment Date”:  (a) as to any ABR Loan (i) the last day of each March, June, September and December following the Closing Date while such Loan is outstanding and (ii) the Maturity Date, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period and (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day which is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period.

“Interest Period”:  with respect to any Eurodollar Loan:

(a)           initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one week or one, two, three or six months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and

(b)           thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two or three months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto;

provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)            if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)           any Interest Period that would otherwise extend beyond the Maturity Date shall end on the Maturity Date; and

(iii)          any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Lender Addendum”:  means an instrument, substantially in the form of Exhibit E, by which a Lender becomes a party to this Agreement as of the Closing Date.

“Lien”:  with respect to any asset, any mortgage, pledge, security interest, lien, charge or other encumbrance whatsoever.

“Loan”:  as defined in Section 2.1.

“Margin Stock”:  as defined under Regulation U.

“Material Adverse Effect”:  a material adverse effect on (a) the financial condition of the Borrower and the Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or the rights or remedies of the Administrative Agent and the Lenders hereunder.

“Maturity Date”:  May 23, 2008; provided that in the event such date is extended in accordance with the provisions of Section 2.18, November 19, 2008.

“MSSF”:  Morgan Stanley Senior Funding, Inc., in its individual capacity.

“Net Available Proceeds”  in respect of any Debt Issuance or Equity Issuance, the lesser of:

(i)            the aggregate amount of all cash proceeds received by the Borrower from such Debt Issuance or Equity Issuance net of all fees and expenses (including legal, accounting, underwriting, agency and similar fees and expenses) incurred by the Borrower in connection therewith; and

(ii)           the amount by which the aggregate principal amount of outstanding Loans and outstanding Debt Securities (after giving effect to such Debt Issuance and the repayment or redemption of any Debt Securities with the proceeds thereof) exceeds $13,000,000,000.

“Non-Excluded Taxes”:  as defined in Section 2.15(a).

“Non-Extending Lender”:  as defined in Section 2.18(b).

“Participant”:  as defined in Section 9.6.

“Pension Plans” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained by the Borrower primarily for the benefit of employees of the Borrower, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment.

“Percentage”:  as to any Lender, the percentage which the aggregate principal amount of such Lender’s Loans then outstanding constitutes of the aggregate principal amount of the Loans of all Lenders then outstanding.

“Person”:  an individual, partnership, limited liability company, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“PMP”:  a professional market party as defined in section 1:1 of the Dutch Financial Markets Supervision Act  (Wet op het financieel toezicht) and any and all regulations made pursuant to it, which includes (among others): (i) credit institutions, investment firms, other authorised or regulated financial institutions, insurance companies, collective investment schemes and their management companies, pension funds and their management companies and commodity dealers; (ii) legal entities and partnerships which have at least two of (A) an average of at least 250 employees during the last financial year, (B) a total balance sheet of more than EUR 43 million, and (C) an annual net turnover of more than EUR 50 million, as shown in their last annual or consolidated accounts; (iii) legal entities and partnerships with consolidated total assets of at least EUR 500 million; (iv) legal entities, individuals and partnerships (A) with net assets of at least EUR 10 million, and (B) which have been active on the financial markets at least twice a month (on average) during the last two years; (v) legal entities and partnerships which have a rating (or which issue securities which, or attract repayable funds through loan agreements which, have a rating) from Moody’s, Standard & Poor’s, Fitch or another rating agency accepted by the Dutch Central Bank (De Nederlandsche Bank N.V.).

“Purchasing Lender”:  as defined in Section 9.7(a).

“Reference Lenders”:  Deutsche Bank AG New York Branch, JPMorgan Chase Bank, N.A. and BNP Paribas.

“Register”:  as defined in Section 9.8(a).

“Regulation T”:  Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U”:  Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X”:  Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Required Lenders”:  at any date, the holders of more than 50% of the aggregate unpaid principal amount of the Loans.

“Requirement of Law”:  as to any Person, the Certificate of Incorporation and By Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Responsible Officer”:  (i)  any Director of the Borrower or (ii) any officer of the Borrower that the Borrower designates as a “Responsible Officer” for the purposes of this Agreement by written notice to the Administrative Agent.

“SEC”:  the Securities and Exchange Commission and any successor agency.

“Subsidiary”:  as to any Person, (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (other than any stock of any class or classes of such corporation that shall have or might have such voting power only after the occurrence of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person or (b) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Syndication Agent”: as defined in the first paragraph of this Agreement.

“Transactions”:  as defined in Section 3.2.

“Transferee”:  as defined in Section 9.8(b).

“Type”:  as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

“Voting Stock”:  with respect to any Person, outstanding capital stock of such Person ordinarily (and apart from rights exercisable upon the occurrence of any contingency) having the power to vote in the election of directors of such Person.

1.2.          Other Definitional Provisions.  (a)  Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any instrument, certificate or other document made or delivered pursuant hereto.

(b)           As used herein and in any instrument, certificate or other document made or delivered pursuant hereto, accounting terms relating to the Borrower and the Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment of any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment of any provision hereof for such purpose), regardless of whether such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be applied on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

(c)           The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)           The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2.  AMOUNT AND TERMS OF FACILITY

2.1.          Commitments.  (a)  Subject to the terms and conditions hereof, each Lender severally agrees to make term loans in Dollars (the “Loans”) to the Borrower in a single drawing pursuant to the Funding Request delivered on or prior to the Closing Date in an aggregate principal amount not exceeding such Lender’s Commitment immediately prior to such drawing.  Once repaid, Loans incurred hereunder may not be reborrowed.

(b)           The Loans may from time to time be (i) Eurodollar Loans, (ii) ABR Loans or (iii) a combination thereof, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.3.

(c)           Each Lender represents that it is a PMP at the date of this Agreement.

2.2.          Procedure for Borrowing.  The Borrower shall give the Administrative Agent irrevocable notice of the Borrowing by means of the completion and delivery to the Administrative Agent of the Funding Request (which Funding Request must be received by the Administrative Agent prior to (a) 11:00 A.M., New York City time, three Business Days prior to the Borrowing Date, if all or any part of the requested Loans are to be initially Eurodollar Loans or (b) 11:00 A.M., New York City time, one Business Day prior to the Borrowing Date, otherwise), specifying (i) the amount to be borrowed, (ii) the Borrowing Date, (iii) whether the Borrowing is to be of Eurodollar Loans, ABR Loans or a combination thereof and (iv) if the Borrowing is to be entirely or partly of Eurodollar Loans, the respective amounts of each such Loan and the respective lengths of the initial Interest Periods therefor.  Upon receipt of the Funding Request from the Borrower, the Administrative Agent shall promptly notify each Lender of the aggregate amount of the Borrowing and of the amount of such Lender’s proportionate share thereof.  Each Lender will make the amount of its proportionate share of the Borrowing available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent specified in Section 9.2 prior to 8:30 A.M., New York City time, on the Borrowing Date in funds immediately available to the Administrative Agent.  The Borrowing will then be made available to the Borrower by the Administrative Agent crediting such account of the Borrower as indicated in the Funding Request with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent prior to 9:30 A.M., New York City time, on the Borrowing Date.

2.3.          Conversion and Continuation Options for Loans.  (a)  The Borrower may elect from time to time to convert all or any portion of Eurodollar Loans to ABR Loans, by giving the Administrative Agent at least one Business Day’s prior irrevocable notice of such election; provided that if any such conversion of Eurodollar Loans is made other than on the last day of an Interest Period with respect thereto, the Borrower shall pay any amounts due to the Lenders pursuant to Section 2.16 as a result of such conversion.  The Borrower may elect from time to time to convert all or any portion of ABR Loans to Eurodollar Loans by giving the Administrative Agent at least three Business Days’ prior irrevocable notice of such election.  Any such notice of conversion to Eurodollar Loans shall specify the length of the initial Interest Period or Interest Periods therefor.  Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof.  All or any part of outstanding Eurodollar Loans or ABR Loans may be converted as provided herein; provided that (i) no Loan may be converted into a Eurodollar Loan when any Default or Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders have determined in its or their sole discretion that such a conversion is not appropriate, (ii) any such conversion may only be made if, after giving effect thereto, Section 2.4 shall not have been contravened and (iii) no Loan may be converted into a Eurodollar Loan after the date that is one week prior to the Maturity Date.

(b)           Any Eurodollar Loans may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving at least three Business Days’ prior irrevocable notice to the Administrative Agent substantially in the form of Exhibit D-2, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans; provided that no Eurodollar Loan may be continued as such (i) when any Default or Event of Default has occurred and is continuing and the Administrative

Agent or the Required Lenders have determined in its or their sole discretion that such a continuation is not appropriate, (ii) if, after giving effect thereto, Section 2.4 would be contravened or (iii) after the date that is one week prior to the Maturity Date and provided, further, that if (x) the Borrower shall fail to give any required notice with respect to Eurodollar Loans as described above in this Section 2.3, subject to the limitations set forth in the immediately preceding proviso, such Eurodollar Loans shall be automatically continued as such, with a one month Interest Period applicable thereto (or one week, if after the date that is one month prior to the Maturity Date), upon the expiration of the then current Interest Period, or (y) such continuation is not permitted pursuant to the preceding proviso such Loans shall automatically be converted to ABR Loans on the last day of such then expiring Interest Period.

2.4.          Minimum Amounts and Maximum Number of Eurodollar Tranches.  All borrowings, optional prepayments, conversions and continuations of Eurodollar Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, (a) the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $50,000,000 or a whole multiple of $5,000,000 in excess thereof and (b) there shall be no more than ten Eurodollar Tranches outstanding at any one time.

2.5.          Optional Prepayments.  The Borrower may at any time and from time to time prepay the Loans (subject, in the case of Eurodollar Loans, to compliance with the terms of Sections 2.4 and 2.16), in whole or in part, without premium or penalty, upon at least one Business Day’s irrevocable notice to the Administrative Agent, specifying the date and amount of prepayment and whether the prepayment is of Eurodollar Loans (including the Eurodollar Tranche(s) to which such prepayment is to be applied), ABR Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each.  Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of ABR Loans) accrued interest to such date on the amount prepaid.  Partial prepayments of Loans shall be in an aggregate principal amount of $50,000,000 or a whole multiple of $5,000,000 in excess thereof (or, if less, the remaining outstanding principal amount thereof).  Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of prepayment under this Section 2.5 if such prepayment would have resulted from a refinancing of all or any portion of the Loans, which refinancing shall not be consummated or shall otherwise be delayed; provided that, in any event, the Borrower shall remain obligated to indemnify the Lenders for any loss or expense arising from such rescission in accordance with the provisions of Section 2.16.

2.6.          Repayment of Loans; Evidence of Debt.  (a)  The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the Lenders on the Maturity Date (or such earlier date as the Loans become due and payable pursuant to Section 2.5 or Section 7) the unpaid principal amount of each Loan made to it by each such Lender.  The Borrower hereby further agrees to pay interest in immediately available funds at the office of the Administrative Agent on the unpaid principal amount of the Loans from time to time from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.7.

(b)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.

(c)           The Administrative Agent shall maintain the Register pursuant to Section 9.8(a), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded

(i) the amount of each Loan made hereunder, the Type of each Loan made and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(d)           The entries made in the Register and accounts maintained pursuant to paragraphs (b) and (c) of this Section 2.6 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

(e)           Debt Issuance or Equity Issuance.  Within five Business Days following the receipt by the Borrower of Net Available Proceeds from any Debt Issuance or Equity Issuance, the Borrower shall prepay the Loans in an aggregate amount equal to 100% of the Net Available Proceeds (calculated as provided in the definition thereof appearing in Section 1.1) thereof.

2.7.          Interest Rates and Payment Dates.  (a)  Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such Interest Period plus the Applicable Eurodollar Margin.  Interest in respect of Eurodollar Loans shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

(b)           Each ABR Loan shall bear interest at a rate per annum equal to the ABR.

(c)           If all or a portion of (i) the principal amount of any Loan or (ii) any interest payable thereon shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is (x) in the case of overdue principal (except as otherwise provided in clause (y) below), the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.7 plus 2% or (y) in the case of any overdue interest or other amount, the rate described in Section 2.7(b) plus 2%, in each case from the date of such non payment to (but excluding) the date on which such amount is paid in full (as well after as before judgment).

(d)           Interest shall be payable in arrears on each Interest Payment Date, provided that (i) to the extent any Interest Payment Date on a Loan would otherwise occur on a date prior to the 180th day following the Closing Date, the interest that would otherwise be payable in cash on such Loan on such Interest Payment Date shall instead be paid-in-kind by increasing the aggregate outstanding principal amount of such Loan by the amount of such interest accrued through such Interest Payment Date (“Additional Principal”), (ii) interest shall be paid on the date of prepayments of Loans under Section 2.5 (other than ABR Loans) and under Section 2.6(e) and (iii) interest accruing pursuant to Section 2.7(c) shall be payable from time to time on demand.

2.8.          Fees.  The Borrower shall pay to the Administrative Agent, for its own account, the fees in the amounts and on the dates previously agreed to in writing by the Borrower.

2.9.          Computation of Interest and Fees.  (a)  Interest (other than interest calculated on the basis of the Prime Rate) shall be calculated on the basis of a 360-day year for the actual days elapsed.  Interest calculated on the basis of the Prime Rate shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.  The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a Eurodollar Rate.  Any change in the interest rate on a Loan resulting from a change in the ABR shall become effective as of the opening of business on the day on which such change becomes effective.  The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change in interest rate.

(b)           Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.  The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations furnished by the Reference Lenders (if any) used by the Administrative Agent in determining any interest rate with respect to a Eurodollar Loan.

(c)           If any Reference Lender shall for any reason no longer have outstanding Loans, such Reference Lender shall thereupon cease to be a Reference Lender, and if, as a result, there shall only be one Reference Lender remaining, the Administrative Agent (with the consent of the Borrower) shall, by notice to the Lenders, designate another Lender as a Reference Lender so that there shall at all times be at least two Reference Lenders.

(d)           Each Reference Lender shall use its best efforts to furnish quotations of rates to the Administrative Agent on a timely basis as contemplated hereby.  If any of the Reference Lenders shall be unable or shall otherwise fail to supply such rates to the Administrative Agent upon its request, the rate of interest shall, subject to the provisions of Section 2.11, be determined on the basis of the quotations of the remaining Reference Lenders or Reference Lender.

2.10.        Termination of Commitments.  The Commitment of each Lender shall terminate on the date of the initial incurrence of the Loans (after giving effect to the incurrence of the Loans on such date).

2.11.        Inability to Determine Interest Rate.  If prior to the first day of any Interest Period:

(a)           the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b)           the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereafter.  If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans and (y) any Loans that, on the first day of such Interest Period, were to have been converted to or continued as Eurodollar Loans shall be continued as or converted to ABR Loans.  Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall any Borrower have the right to convert ABR Loans to Eurodollar Loans.

2.12.        Pro Rata Treatment and Payments.  (a)  Each payment (including each prepayment) by the Borrower on account of principal of and interest on Loans which are ABR Loans shall be made pro rata according to the respective outstanding principal amounts of such ABR Loans then held by the Lenders.  Each payment (including each prepayment) by the Borrower on account of principal of and interest on Eurodollar Loans designated by the Borrower to be applied to a particular Eurodollar Tranche shall be made pro rata according to the respective outstanding principal amounts of such Eurodollar Loans then held by the Lenders.  All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Administrative Agent’s office specified in Section 9.2, in Dollars and, subject to the provisions of Section 2.7(d), in immediately available funds.  The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received.  If any payment hereunder (other than payments on Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.  If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day (and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension) unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.  The provisions of this Section 2.12(a) shall, to the extent applicable, be subject to the procedures set forth in Section 2.18.

(b)           Unless the Administrative Agent shall have been notified in writing by any Lender prior to the Borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent.  A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 2.12(b) shall be conclusive in the absence of manifest error.  If such Lender’s share of the Borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans hereunder, on demand, from the Borrower.

2.13.        Illegality.  Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert ABR Loans to Eurodollar Loans shall forthwith be cancelled and (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law.

2.14.        Requirements of Law.

(a)           If the adoption of or any change in any Requirement of Law applicable to any Lender or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the Closing Date:

(i)            shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for taxes covered by Section 2.15 and net income taxes and franchise taxes imposed in lieu of income taxes);

(ii)           shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included pursuant to Section 2.14(c) in the determination of the Eurodollar Rate; or

(iii)          shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable.  If any Lender becomes entitled to claim any additional amounts pursuant to this Section 2.14(a), it shall promptly notify the Borrower, through the Administrative Agent, of the event by reason of which it has become so entitled.

(b)           If any Lender shall have determined that any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority, in each case made subsequent to the Closing Date, does or shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such application or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction.

(c)           The Borrower agrees to pay to each Lender which requests compensation under this Section 2.14(c) (by notice to the Borrower), on the last day of each Interest Period with respect to any Eurodollar Loan made by such Lender, so long as such Lender shall be required to maintain reserves against “Eurocurrency liabilities” under Regulation D of the Board (or, so long as such Lender may be required by the Board or by any other Governmental Authority to maintain reserves against any other category of liabilities which includes deposits by reference to which the interest rate on Eurodollar Loans is determined as provided in this Agreement or against any category of extensions of credit or other assets of such Lender which includes any Eurodollar Loans), an additional amount (determined by such Lender and notified to the Borrower) representing such Lender’s calculation or, if an accurate calculation is impracticable, reasonable estimate (using such reasonable means of allocation as such Lender shall determine) of the actual costs, if any, incurred by such Lender during such Interest Period as a result of the applicability of the foregoing reserves to such Eurodollar Loans, which amount in any event shall not exceed the product of the following for each day of such Interest Period:

(i)            the principal amount of the Eurodollar Loans made by such Lender to which such Interest Period relates and outstanding on such day;

(ii)           the difference between (x) a fraction the numerator of which is the Eurodollar Rate (expressed as a decimal) applicable to such Eurodollar Loan, and the denominator of which is one minus the maximum rate (expressed as a decimal) at which such reserve requirements are imposed by the Board or other Governmental Authority on such date minus (y) such numerator; and

(iii)          a fraction the numerator of which is one and the denominator of which is 360.

Any Lender which gives notice under this Section 2.14(c) shall promptly withdraw such notice (by written notice of withdrawal given to the Administrative Agent and the Borrower) in the event such Lender is no longer required to maintain such reserves or the circumstances giving rise to such notice shall otherwise cease to exist.

(d)           A certificate as to any additional amounts payable pursuant to this Section 2.14 submitted by any Lender, through the Administrative Agent, to the Borrower shall specify in reasonable detail the basis for the request for compensation of such additional amounts and the method of computation thereof and shall be conclusive in the absence of manifest error.  Subject to the provisions of the next succeeding sentence, the Borrower shall pay each Lender the amount shown as due on any such certificate delivered by it within 30 days after receipt thereof.  Notwithstanding any other provision of this Section 2.14, (i) each Lender shall be entitled to compensation under this Section 2.14 for only such costs as are incurred or reductions as are suffered as to which a certificate has been delivered in accordance with the terms of this paragraph (d) within 90 days after such Lender obtained actual knowledge of such costs or reductions and (ii) the Borrower shall not be required to compensate a Lender pursuant to this Section 2.14 for any increased costs or reductions incurred more than 90 days prior to the date that such Lender notifies the Borrower of the change giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided that, if the change giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to in this clause (ii) shall be extended to include the period of retroactive effect thereof.  Each Lender agrees to use its best efforts to notify the Borrower as promptly as practicable after obtaining knowledge of any such costs or reductions.  The obligations of the Borrower pursuant to this Section 2.14 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.  Notwithstanding any other provision of this Section 2.14, no Lender shall demand compensation for any increased cost or reduction or other amount referred to above if such demand would be arbitrary or exceptional in light of similar circumstances under comparable provisions of other credit agreements.

2.15.        Taxes.  (a)  Unless otherwise required by applicable law, all payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding taxes imposed by way of deduction or withholding on amounts payable to the Administrative Agent or a Lender (or a Transferee) on the date such Administrative Agent or Lender (or Transferee) became the Administrative Agent or a Lender (or Transferee) hereunder, net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent, any Lender or any Transferee as a result of a present or former connection between the Administrative Agent or such Lender (or Transferee) and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender (or Transferee) having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement).  If any such non-excluded taxes, levies, imposts, duties, charges, fees deductions or withholdings (“Non-Excluded Taxes”) are required to be withheld from any amounts payable to the Administrative Agent or any Lender (or Transferee) hereunder, the amounts so payable to the Administrative Agent or such

Lender (or Transferee) shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (or Transferee) (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender (or Transferee) in respect of Non-Excluded Taxes to the extent such taxes are imposed as a result of the failure of such Lender (or Transferee) to comply with the requirements of Section 2.15(b); and provided further, however, that no Transferee shall be entitled to receive any greater payment under this paragraph (a) than the transferor would have been entitled to receive with respect to the right assigned, participated or otherwise transferred.  Whenever any Non-Excluded Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of such Lender (or Transferee), as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof.  If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders (or Transferees) for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender (or Transferee) as a result of any such failure.  The obligations contained in this Section 2.15 shall survive the termination of this Agreement and the payment of all other amounts payable hereunder.

(b)           Each Lender agrees to use reasonable efforts (consistent with legal and regulatory restrictions and subject to overall policy considerations of such Lender) to file any certificate or document or to furnish to the Borrower any information, in each case, as reasonably requested by the Borrower that may be necessary to establish any available exemption from, or reduction in the amount of, any Taxes; provided, however, that nothing in this Section 2.15(b) shall require a Lender to disclose any confidential information (including, without limitation, its tax returns or its calculations).

(c)           Each Person that shall become a Participant pursuant to Section 9.6 or a Lender pursuant to Section 9.7, including for this purpose a Lender that arranges a Loan through or transfers a Loan to a different branch of such Lender, shall, upon the effectiveness of the related designation or transfer, be required to provide all of the forms and statements required pursuant to this Section 2.15, provided that in the case of a Participant such Participant shall furnish all such required forms and statements to the Lender from which the related participation shall have been purchased.

(d)           If any Lender (or Transferee) or the Administrative Agent shall become aware that it is entitled to receive a refund or credit (such credit to include any increase in any foreign tax credit) as a result of Non-Excluded Taxes (including any penalties or interest with respect thereto) as to which it has been indemnified by the Borrower pursuant to this Section 2.15, it shall promptly notify the Borrower of the availability of such refund or credit and shall, within 30 days after receipt of a request by the Borrower, apply for such refund or credit at the Borrower’s expense, and in the case of any application for such refund or credit by the Borrower, shall, if legally able to do so, deliver to the Borrower such certificates, forms or other documentation as may be reasonably necessary to assist the Borrower in such application.  If any Lender (or Transferee) or the Administrative Agent receives a refund or credit (such credit to include any increase in any foreign tax credit) in respect to any Non-Excluded Taxes as to which it has been indemnified by the Borrower pursuant to this Section 2.15, it shall promptly notify the Borrower of such refund or credit and shall, within 30 days after receipt of such refund or the benefit of such credit (such benefit to include any reduction of the taxes for which any Lender (or Transferee) or the Administrative Agent would otherwise be liable due to any increase in any foreign tax credit available to such Lender (or Transferee) or the Administrative Agent), repay the amount of such refund or benefit of such credit (with respect to the credit, as determined by the Lender, Transferee or Administrative Agent in its sole, reasonable judgment) to the Borrower (to the extent of amounts that have been paid by the Borrower under this Section 2.15 with respect to Non-Excluded Taxes giving rise to such refund or credit), plus any interest received with respect thereto, net of all reasonable out-of-pocket expenses of such Lender (or Transferee) or the Administrative Agent and without interest (other than interest actually received from the relevant taxing authority or other Governmental Authority with respect to such refund or credit); provided, however, that the Borrower, upon the request of such Lender (or Transferee) or the Administrative Agent, agrees to return the amount of such refund or benefit of such credit (plus interest) to such Lender (or Transferee) or the Administrative Agent in the event such Lender (or Transferee) or the Administrative Agent is required to repay the amount of such refund or benefit of such credit to the relevant taxing authority or other Governmental Authority.  Nothing in this Section 2.15(d) shall require the Administrative Agent or any Lender to disclose any confidential information to the Borrower (including, without limitation, its tax returns).

2.16.        Indemnity.  The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Eurodollar Loans but excluding loss of anticipated profits) which such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of Eurodollar Loans, or in the conversion into or continuation of Eurodollar Loans, after the Borrower has given a notice requesting or accepting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement, or (c) the making of a prepayment of Eurodollar Loans on a day which is not the last day of an Interest Period with respect thereto.  The obligations contained in this Section 2.16 shall survive the termination of this Agreement and the payment of all other amounts payable hereunder.

2.17.        Change of Lending Office.  Each Lender (or Transferee) agrees that, upon the occurrence of any event giving rise to the operation of Section 2.13, 2.14 or 2.15 with respect to such Lender (or Transferee), it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender (or Transferee)) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no material economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section 2.17 shall affect or postpone any of the obligations of the Borrower or the rights of any Lender (or Transferee) pursuant to Section 2.13, 2.14 and 2.15.

2.18.        Extension of Maturity Date.  (a)  The Borrower may, by written request (the “Extension Request”) to the Administrative Agent, substantially in the form of Exhibit G, delivered no later than the 45th day prior to the Maturity Date (determined without giving effect to the proviso contained in the definition thereof) (the “Initial Maturity Date”), request that the Lenders extend on a single occasion the Initial Maturity Date by 180 days.

(b)           Upon receipt of the Extension Request, the Administrative Agent shall promptly notify each Lender thereof, and each Lender shall notify the Administrative Agent in writing by the deadline (the “Extension Request Deadline”) specified in the Extension Request, which deadline shall in any case not be later than 5:00 P.M., New York City time, on the date which is 15 days after delivery of the Extension Request, of such Lender’s election, in its sole discretion, (i) to extend the Initial Maturity Date by 180 days (provided that the Initial Maturity Date shall be so extended only to the extent expressly provided in paragraph (c) below) or (ii) not to extend the Initial Maturity Date by 180 days (any Lender not electing to extend, a “Non-Extending Lender”).  Any Lender that fails to notify the Administrative Agent in writing of its election by the Extension Request Deadline shall be deemed to be a Non-Extending Lender.

(c)           If the Required Lenders agree to extend the Initial Maturity Date by 180 days, then the Initial Maturity Date shall automatically be so extended, provided that if not all Lenders agree to extend the Initial Maturity Date, then (i) the Borrower shall have the right to cancel any such extension by so notifying the Administrative Agent within five Business Days after the relevant Extension Request Deadline, in which case the Initial Maturity Date then in effect shall not be extended and (ii) in the event that such extension is not so cancelled, then, with respect to each Non-Extending Lender, the Borrower shall either:

(x)  (i) during the 25-day period preceding the Initial Maturity Date, on each date on which Loans are continued as, or converted into, Eurodollar Loans having an Interest Period ending after the Initial Maturity Date, repay the portion of such Non-Extending Lender’s Loans which would otherwise have been part of such borrowing, continuation or conversion and (ii) on the Initial Maturity Date, repay the then outstanding Loans made by such Non-Extending Lender, together with accrued but unpaid interest and all other amounts then due and payable to such Non-Extending Lender hereunder, including, without limitation, amounts payable pursuant to Section 2.16; or

(y)  on or prior to the date which is 25 days after the relevant Extension Request Deadline, or, if earlier, the Initial Maturity Date, cause one or more banks or other financial institutions to purchase at par, pursuant to Section 9.7, such Non-Extending Lender’s outstanding Loans (which purchase shall be accompanied by payment of accrued but unpaid interest and all other amounts then due and payable to such Non-Extending Lender hereunder, including, without limitation, amounts payable pursuant to Section 2.16), in which case such Non-Extending Lender shall, promptly upon request by the Borrower, agree to transfer its Loans upon the terms and subject to the conditions of Section 9.7 to such banks or other financial institutions (provided that the registration and processing fee referred to therein shall be paid by either the Borrower or the relevant transferee).

SECTION 3.  REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans, the Borrower represents and warrants, to the Administrative Agent and each Lender that:

3.1.          Organization; Powers.  The Borrower (a) is duly organized and validly existing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business in all material respects as now conducted and as proposed to be conducted, (c) is qualified to do business in every jurisdiction where such qualification is required, except where the failure so to qualify would not, individually or in the aggregate, result in a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under this Agreement and each other agreement or instrument contemplated hereby to which it is or will be a party and to borrow hereunder.

3.2.          Authorization.  The execution, delivery and performance by the Borrower of this Agreement and the borrowings and other transactions contemplated hereby (collectively, the “Transactions”) (a) have been duly authorized by all requisite corporate or other organizational action and, if required, stockholder action and (b) will not (i) violate (A) any provision of law, statute, material rule or material regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of the Borrower, (B) any material order of any Governmental Authority or (C) any provision of any material indenture, material agreement or other material instrument to which the Borrower is a party or by which it or any of its property is or may be bound, (ii) result in a breach of or constitute (alone or with notice or lapse of time or both) a default under any such indenture, agreement or other instrument or (iii) except as contemplated hereby, result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrower.

3.3.          Enforceability.  This Agreement has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by (a) any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, or similar laws relating to or affecting creditors’ rights generally and (b) general principles of equity.

3.4.          Governmental Approvals.  No action, consent or approval of, registration or filing with, or any other action by, any Governmental Authority is or will be required in connection with the Transactions, except (a) such as have been made or obtained and are in full force and effect or as to which the failure to be made or obtained or to be in full force and effect would not result, individually or in the aggregate, in a Material Adverse Effect and (b) such periodic and current reports, if any, as (i) are required to disclose the Transactions and (ii) will be filed with the SEC on a timely basis.

3.5.          No Material Adverse Change.  Except as publicly disclosed in filings by Guarantor with the SEC prior to the Closing Date, between December 31, 2006 and the Closing Date, there has been no development or event which has had a Material Adverse Effect.

3.6.          No Material Litigation, etc.  (a)  Except as set forth in the Form 10-K of Guarantor for its fiscal year ended December 31, 2006 and the Form 10-Q of Guarantor for its fiscal quarter ended March 31, 2007, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or against any of its properties, assets or revenues as of the Closing Date (i) with respect to this Agreement or any of the Transactions, or (ii) which involves a probable risk of an adverse decision which would materially restrict the ability of the Borrower to comply with its obligations under this Agreement.

(b)           The Borrower is not in violation of any law, rule or regulation, or in default with respect to any order, judgment, writ, injunction or decree of any Governmental Authority, where such violation or default has resulted or could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

3.7.          Federal Reserve Regulations.  No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose which entails a violation of, or which is inconsistent with, the provisions of Regulation T, U or X.

3.8.          Investment Company Act, etc.  The Borrower is not (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) subject to regulation under the Federal Power Act.

3.9.          Tax Returns.  The Borrower has filed or caused to be filed all Federal, state, local and foreign tax returns required to have been filed by it and has paid or caused to be paid all taxes shown to be due and payable on such returns or on any assessments received by it except taxes, assessments, fees, liabilities, penalties or charges that are being contested in good faith by appropriate proceedings and for which the Borrower shall have set aside on its books reserves in accordance with GAAP.

3.10.        No Material Misstatements.  The written information, reports, financial statements, exhibits and schedules furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with this Agreement and the Transactions or included herein or delivered pursuant hereto, taken as a whole, do not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

3.11.        Employee Pension Plans.  The Borrower has maintained its Pension Plans in substantial compliance with their terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has maintained such Pension Plans, where required, in good standing with applicable regulatory authorities, except to the extent that all failures to be in compliance could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.12.        Use of Proceeds.  The proceeds of all Loans will be used by the Borrower to fund the purchase price for shares of Guarantor ‘s common stock and to pay related fees and expenses.

SECTION 4.  CONDITIONS PRECEDENT

4.1.          Conditions to Loans.  The agreement of each Lender to make the Loans requested to be made by it is subject to the satisfaction, on or prior to the date of such Loans, of the following conditions precedent:

(a)           Credit Agreement.  This Agreement shall have been executed and delivered by a duly authorized officer of the Borrower and the Administrative Agent, and the Administrative Agent shall have received an executed Lender Addendum (or a copy thereof by facsimile transmission) from each Person listed on Schedule 1.1.

(b)           Closing Certificates.  The Administrative Agent shall have received a certificate of each of the Borrower and Guarantor, in each case dated the Closing Date, substantially in the form of Exhibit A-1 (in the case of the Borrower’s certificate) and Exhibit A-2 (in the case of Guarantor’s certificate), with appropriate insertions and attachments, satisfactory in form and substance to the Administrative Agent, executed (i) in the case of the certificate of the Borrower by one or more Directors of the Borrower and (ii) in the case of Guarantor, by the President or any Vice President and the Secretary or any Assistant Secretary of Guarantor.

(c)           Fees.  The Administrative Agent shall have received the fees to be received on or prior to the Closing Date referred to in Section 2.8.

(d)           Legal Opinions.  The Administrative Agent shall have received the following executed legal opinions, with a copy for each Lender:

(i)            the executed legal opinion of White & Case LLP, special counsel to the Administrative Agent, substantially in the form of Exhibit B-1.

(ii)           the executed legal opinion of Andrew Bonzani, Esq., Vice President and Assistant General Counsel of the Guarantor, substantially in the form of Exhibit B-2; and

(iii)          the executed legal opinion of De Brauw Blackstone Westbroek N.V., Dutch counsel to the Borrower, substantially in the form of Exhibit B-3.

(e)           Notice.  The Administrative Agent shall have received the Funding Request in conformity with the applicable requirements of this Agreement pursuant to which the Borrower certifies that (i) each of the representations and warranties made by each of the Borrower and Guarantor in this Agreement and the Guaranty shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date and (ii) no Default or Event of Default shall have occurred and be continuing on the Closing Date or would result from the borrowing being requested.

(f)            Guaranty.  Guarantor shall have executed and delivered to the Administrative Agent the Guaranty, and the Guaranty shall be in full force and effect.

Upon satisfaction of the foregoing conditions, the Administrative Agent shall provide the Borrower with written confirmation that the Closing Date has occurred, and thereafter the obligation of each Lender to make the Loans requested to be made by it pursuant to such Funding Request shall be subject to no further conditions.

SECTION 5.  AFFIRMATIVE COVENANTS

The Borrower agrees that, so long as any Loan remains outstanding and unpaid or any other amount is owing to any Lender or the Administrative Agent hereunder, it shall:

5.1.          Existence; Business and Properties.  (a)  Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as would not cause or result in a Default or Event of Default under this Agreement.

(b)           Do or cause to be done all things reasonably necessary to preserve and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; except in each case where the failure to do so would not result in a Material Adverse Effect; and at all times maintain and preserve all property material to the conduct of its business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times; provided, however, that nothing in this Section 5.1(b) shall prevent the Borrower from (x) discontinuing any of its businesses no longer deemed advantageous to it or discontinuing the operation and maintenance of any of its properties no longer deemed useful in the conduct of its business or (y) selling or disposing of any assets, Subsidiaries or capital stock thereof, in a transaction not prohibited by Section 6.1.

5.2.          Financial Statements, Reports, etc.  Promptly furnish to the Administrative Agent for distribution to the respective Lender or Lenders such documents and information regarding the operations, business affairs and financial condition of the Borrower, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request from time to time.  The Borrower shall furnish such number of copies as the Administrative Agent or the Lenders shall reasonably require for distribution to their personnel in connection with this Agreement.

5.3.          Notices.  Promptly after any Responsible Officer obtains knowledge thereof, give notice to the Administrative Agent and each Lender of the occurrence of any Default or Event of Default, accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto.

SECTION 6.  NEGATIVE COVENANTS

The Borrower agrees that, so long as any Loan remains outstanding and unpaid or any other amount is owing to any Lender or the Administrative Agent hereunder:

6.1.          Mergers, Consolidations and Sales of Assets.  (a)  The Borrower shall not consolidate with or merge with or into any other Person, except that, so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrower may merge with Guarantor or any Subsidiary of Guarantor, provided that (x) the Borrower is the surviving company of such merger or (y) if the Borrower is not the surviving company of such merger, the surviving company will assume any and all obligations of the Borrower under this Agreement and, in consultation with the Administrative Agent, execute such additional confirmations or documents as may be reasonably necessary to ensure that the surviving entity will be bound by this Agreement as if the merger had not occurred and the surviving entity were originally party hereto.

(b)           The Borrower will not sell, convey or otherwise transfer all or substantially all of its properties or assets to any Person, provided that this paragraph (b) shall not apply to shares of Guarantor’s common stock and shall not prohibit the Borrower from entering into a merger transaction expressly permitted by Section 6.1(a) or transferring its property or assets to Guarantor or any Subsidiary of Guarantor.

6.2.          Margin Regulations.  (a)  The Borrower will not permit any part of the proceeds of any Loan to be used in any manner that would result in a violation of, or be inconsistent with, the provisions of Regulation T, U or X.  The Borrower will not take any action at any time that would (A) result in a violation of the substitution and withdrawal requirements of Regulation T or U, in the event the same should become applicable to any Loans or this Agreement or (B) cause the representations and warranties contained in Section 3.8 at any time to be other than true and correct.

(b)           Whenever required to ensure compliance with Regulations T, U and X, the Borrower will, upon the request of the Administrative Agent, furnish to the Administrative Agent and each Lender a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in Regulation U, and any other notice or form required under Regulation U, the statements made and information contained in which shall be sufficient, in the good faith opinion of each Lender, to permit the extensions of Loans hereunder in compliance with Regulation U.

SECTION 7.  EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a)           (i) The Borrower shall (x) fail to pay any principal of any Loan when due in accordance with the applicable terms of this Agreement or (y) fail to pay any interest on any Loan, or any fee or other amount payable hereunder, within five Business Days after any such interest, fee or other amount becomes due in accordance with the terms hereof or thereof; or

(b)           Any representation or warranty made or deemed made by the Borrower herein or which is contained in any certificate, document or financial or other statement furnished by it at any time pursuant to this Agreement shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

(c)           The Borrower shall default in the observance or performance of any other agreement contained in this Agreement (other than as provided in paragraphs (a) and (b) of this Section 7), and such default shall continue unremedied for a period of 30 days after written notice thereof shall have been given to the Borrower by the Administrative Agent or the Required Lenders; or

(d)           The Borrower shall default in the payment of any principal or interest, regardless of amount, due in respect of any Indebtedness in an aggregate principal amount of $400,000,000 or more, when and as the same shall become due and payable (after the expiration of any applicable grace period); or

(e)           An involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower, or of a substantial part of the property or assets of the Borrower, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or for a substantial part of the property or assets of the Borrower or (iii) the winding-up or liquidation of the Borrower; and such proceeding or petition shall continue undismissed for 90 days or an order or decree approving or ordering any of the foregoing shall be entered; or

(f)            The Borrower shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (e) of this Section 7, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or for a substantial part of the property or assets of the Borrower, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing; or

(g)           One or more judgments for the payment of money which are due and payable in an aggregate amount of $400,000,000 (exclusive of any amount thereof covered by insurance so long as such coverage is not being disputed) or more shall be rendered by a court of competent jurisdiction against the Borrower and the same shall remain undischarged for a period of 60 days during which execution shall not be effectively stayed (for this purpose, a judgment shall effectively be stayed during a period when it is not yet due and payable), or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower to enforce any such judgment and the Borrower fails to pay such judgment due and payable by the Borrower within 60 days after the date mandated by the court for the payment of such judgment;

(h)           The Guaranty shall cease, for any reason, to be in full force and effect or Guarantor or the Borrower shall so assert;

(i)            The occurrence of any Guarantor Event of Default; or

(j)            The Borrower shall cease to be a Subsidiary of Guarantor;

then, and in any such event, (A) if such event is an Event of Default specified in paragraph (e) or (f) above with respect to the Borrower or specified in paragraph (i) above with respect to a Guarantor Event of Default under Section 6.1(e) or (f) of the Guaranty, automatically the Loans (with accrued interest thereon) and all fees and other amounts owing under this Agreement shall immediately become due and payable, and (B) if such event is any other Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all fees and other amounts owing under this Agreement to be due and payable forthwith, whereupon the same shall immediately become due and payable.  Except as expressly provided above in this Section 7, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

SECTION 8.  THE ADMINISTRATIVE AGENT

8.1.          Appointment.  Each Lender hereby irrevocably designates and appoints MSSF as the agent of such Lender under this Agreement, and each such Lender irrevocably authorizes MSSF, as the Administrative Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent.

8.2.          Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement by or through agents or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in fact selected by it with reasonable care.

8.3.          Exculpatory Provisions.  Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys in fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement (except for its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or for any failure of any Borrower to perform its obligations hereunder or thereunder.  The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Borrower.

8.4.          Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first receive such advice or concurrence of the Required Lenders or all Lenders, as the case may be, as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Lenders, or all Lenders, as the case may be, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the obligations owing by the Borrower hereunder.

8.5.          Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall promptly give notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

8.6.          Non Reliance on Administrative Agent and Other Lenders.  Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys in fact or affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender.  Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and Guarantor and made its own decision to make its Loans and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower and Guarantor.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower or Guarantor which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys in fact or affiliates.

8.7.          Indemnification.  The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Percentages in effect on the date on which indemnification is sought under this Section 8.7, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the amounts owing hereunder) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that (a) no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of the Administrative Agent and (b) in the event that the Administrative Agent is reimbursed by the Borrower for any amount paid to it by the Lenders pursuant to this Section 8.7, the amount of such reimbursement shall in turn be paid over to the Lenders on a ratable basis.  The agreements in this Section 8.7 shall survive the payment of the Loans and all other amounts payable hereunder.

8.8.          Administrative Agent in Its Individual Capacity.  Each of the Administrative Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though the Administrative Agent were not the Administrative Agent hereunder.  With respect to its Loans made or renewed by it, the Administrative Agent shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

8.9.          Successor Administrative Agent.  Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign as Administrative Agent at any time by giving notice to the Lenders and the Borrower.  If the Administrative Agent shall resign as Administrative Agent under this Agreement, then the Required Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders, which successor administrative agent shall be subject to the approval of the Borrower (which approval shall not be unreasonably withheld).  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent shall have given notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent from among the Lenders, which successor administrative agent shall be subject to the approval of the Borrower (which approval shall not be unreasonably withheld).  Upon the acceptance of any appointment as Administrative Agent hereunder by a permitted successor, such successor administrative agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor administrative agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the obligations owing hereunder.  After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

8.10.        Syndication Agent and Documentation Agent.  Neither the Syndication Agent nor the Documentation Agent shall have any duties or responsibilities hereunder in its capacity as such.

SECTION 9.  MISCELLANEOUS

9.1.          Amendments and Waivers.  Neither this Agreement nor any terms hereof may be amended, supplemented or modified except in accordance with the provisions of this Section 9.1.  The Required Lenders may, or, upon receipt of written consent of the Required Lenders to all terms thereof, the Administrative Agent may, from time to time, (a) enter into with the Borrower written amendments, supplements or modifications hereto for the purpose of adding any provisions to this Agreement or changing in any manner the rights of the Lenders or of the Borrower hereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) reduce the amount or extend the scheduled date of maturity of any Loan, or reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the consent of each Lender directly affected thereby, in each case without the written consent of each Lender materially and adversely affected thereby, or (ii) amend, modify or waive any provision of Section 2.12 providing for payments hereunder to be made ratably to the Lenders or this Section 9.1 or reduce the percentage specified in the definition of Required Lenders, or consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement, in each case without the written consent of all the Lenders, or (iii) amend, modify or waive any provision of Section 8 without the written consent of the then Administrative Agent.  Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Borrower, the Lenders, the Administrative Agent and all future holders of the obligations owing hereunder.  In the case of any waiver, the Borrower, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

9.2.          Notices.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent and as notified by each Lender to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the obligations owing hereunder:

The Borrower:	IBM INTERNATIONAL GROUP B.V.
Johan Huizingalaan 765
1066 VH Amsterdam
The Netherlands
Attention: Mr. Paul Snoek, Director
Telecopy: 31-(0)20-5132398

with a copy to:

INTERNATIONAL BUSINESS MACHINES CORPORATION
One New Orchard Road
Armonk, New York 10504
Attention: Vice President and Treasurer
Telecopy: 914-499-2883
With a copy to CHQ Legal Department
Telecopy: 914-499-6445

The Administrative Agent:	Morgan Stanley Senior Funding, Inc.
One Pierrepont Plaza, 7th Floor
300 Cadman Plaza West
Brooklyn, NY 11201
	Attention:	Meredith Kaye
	Telecopy:	212-507-6680
	Telephone:	718-754-2167
	E-mail:	msagency@morganstanley.com

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to Section 2.2, 2.3, 2.5 or 2.10 shall not be effective until received.

9.3.          No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

9.4.          Survival of Representations and Warranties.  All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

9.5.          Payment of Expenses.  The Borrower agrees (a) to pay or reimburse the Administrative Agent for all its reasonable out of pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and any other documents prepared in connection herewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of a single New York counsel (and a single Dutch counsel) to the Administrative Agent, (b) to pay or reimburse each Lender and the Administrative Agent for all its reasonable out of pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement and any such other documents, including, without limitation, the reasonable fees and disbursements of separate counsel to the Administrative Agent and to each Lender, and (c) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement and any such other documents, and (d) to pay, indemnify, and hold each Lender, the Administrative Agent and their respective directors, officers, employees and agents (each, an “indemnified person”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, and related reasonable out of pocket costs, expenses or disbursements, including reasonable fees and disbursements of counsel, incurred by or asserted against such indemnified person which arise out of or in connection with any claim, litigation or proceeding relating to this Agreement or any such other documents, any Loan or any actual or proposed use of proceeds of any Loan or any of the Transactions (all the foregoing in this clause (d), collectively, the “indemnified liabilities”), provided, that the Borrower shall not have any obligation hereunder to any indemnified person with respect to indemnified liabilities arising from the gross negligence or willful misconduct of such indemnified person and provided further, that nothing contained in this Section 9.5 (other than Section 9.5(c)) shall require the Borrower to pay any taxes of any indemnified person or any Transferee or any indemnity with respect thereto.  The agreements in this Section 9.5 shall survive repayment of the Loans and the payment of all other amounts payable hereunder.

9.6.          Participations.  Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities (each, a “Participant”) participating interests in any Loan owing to such Lender or any other interest of such Lender hereunder provided that each Participant is a PMP.  In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such obligation owing to it hereunder for all purposes under this Agreement, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of this Agreement, or any consent to any departure by the Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Loans or any fees payable hereunder, postpone the date of the final maturity of the Loans, or release the guarantee contained in the Guaranty, in each case to the extent subject to such participation.  The Borrower agrees that, while an Event of Default shall have occurred and be continuing, if amounts outstanding under this Agreement are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 9.10 as fully as if it were a Lender hereunder.  The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 2.16 with respect to its participation in the Loans outstanding from time to time as if it was a Lender; provided that, in the case of Section 2.15, such Participant shall have complied with the requirements of said Section and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

9.7.          Assignments.  (a)  Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time and from time to time assign to any affiliate of such Lender that is a PMP or, with the consent of the Borrower and the Administrative Agent (which consent in each case shall not be unreasonably withheld), to any other Lender or to an additional bank, financial institution or other entity that is a PMP (each, a “Purchasing Lender”) all or any part of its rights and obligations under this Agreement pursuant to an Assignment and Acceptance, substantially in the form of Exhibit C, executed by such Purchasing Lender and such assigning Lender (and, in the case of a Purchasing Lender that is not an affiliate of the relevant assigning Lender, by the Borrower and the Administrative Agent) and delivered to the Administrative Agent for its acceptance and recording in the Register, provided, that except in the case of an assignment of all of a Lender’s rights and obligations under this Agreement, the amount of the Loans of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $50,000,000 (or, if less, the aggregate principal amount of Loans then held by such assigning Lender) or such lesser amount as may be consented to by the Borrower and the Administrative Agent, provided that such amount is at least $10,000,000.  Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder as set forth therein, and (y) the assigning Lender thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto).

(b)           Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and a Purchasing Lender (and, in the case of a Purchasing Lender that is not an affiliate of the relevant assigning Lender, by the Borrower and the Administrative Agent), the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Lenders and the Borrower.

9.8.          The Register; Disclosure; Pledges to Federal Reserve Banks.  (a)  The Administrative Agent shall maintain at its address referred to in Section 9.2 a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the principal amount of the Loans owing to each Lender from time to time.  The entries in the Register shall be conclusive, in the absence of clearly demonstrable error, and the

Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Loans recorded therein for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice.

(b)           The Borrower authorizes each Lender to disclose to any Participant or Purchasing Lender (each, a “Transferee”) and any prospective Transferee, subject to the provisions of Section 9.19 (whether or not, in the case of any Person that is a prospective Transferee, such Person in fact becomes a Transferee), any and all financial information in such Lender’s possession concerning the Borrower and its affiliates which has been delivered to such Lender by or on behalf of the Borrower pursuant to this Agreement or which has been delivered to such Lender by or on behalf of any the Borrower in connection with such Lender’s credit evaluation of the Borrower and their respective affiliates prior to becoming a party to this Agreement.

(c)           Nothing herein shall prohibit any Lender from pledging or assigning all or any portion of its Loans to any Federal Reserve Bank in accordance with applicable law.  In order to facilitate such pledge or assignment, the Borrower hereby agrees that, upon request of any Lender at any time and from time to time, the Borrower shall provide to such Lender, at such Borrower’s own expense, a promissory note, substantially in the form of Exhibit F as the case may be, evidencing the Loans, as the case may be, owing to such Lender.

9.9.          Replacement of Lenders under Certain Circumstances.  The Borrower shall be permitted to replace any Lender which (a) requests reimbursement for amounts owing pursuant to Section 2.14 or 2.15, (b) is affected in the manner described in Section 2.13 and as a result thereof any of the actions described in said Section is required to be taken, (c) defaults in its obligation to make Loans hereunder or (d) fails to consent to any proposed amendment, modification, termination, waiver or consent with respect to any provision hereof that requires the unanimous approval of all of the Lenders, in each case in accordance with the terms of Section 9.1, so long as the consent of the Required Lenders shall have been obtained with respect to such amendment, modification, termination, waiver or consent, with a replacement bank or other financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) the Borrower shall repay (or the replacement bank or institution shall purchase, at par) all Loans and other amounts owing to such replaced Lender prior to the date of replacement, (iii) the Borrower shall be liable to such replaced Lender under Section 2.16 if any Eurodollar Loan owing to such replaced Lender shall be prepaid (or purchased) other than on the last day of the Interest Period relating thereto, (iv) the replacement bank or institution, if not already a Lender, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent, (v) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 9.7 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (vi) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.14 or 2.15, as the case may be, and (vii) any such replacement shall not be deemed to be a waiver of any rights which the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

9.10.        Adjustments; Set-off.  (a)  If any Lender (a “benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set off, pursuant to events or proceedings of the nature referred to in Section 7(f) or (g), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans that are then due and payable, or interest thereon, such benefited Lender shall purchase at par for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)           In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower.  Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set off and application.

9.11.        Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

9.12.        Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.13.        Integration.  This Agreement represents the agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein.

9.14.        GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

9.15.        Submission To Jurisdiction; Waivers.  The Borrower hereby irrevocably and unconditionally:

(a)           submits for itself and its property in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the non exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b)           consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)           designates and directs Guarantor at its offices at One New Orchard Road, Armonk, New York, as its agent to receive service of any and all process and documents on its behalf in any legal action or proceeding referred to in paragraph (a) of this Section 9.15 in the State of New York and agrees that service upon such agent shall constitute valid and effective service upon the Borrower and that failure of Guarantor to give any notice of such service to the Borrower shall not affect or impair in any way the validity of such service or of any judgment rendered in any action or proceeding based thereon;

(d)           to the extent that the Borrower has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property or assets, waives and agrees not to plead or claim such immunity in respect of its obligations under this Agreement (it being understood that the waivers contained in this paragraph (d) shall have the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976, as amended, and are intended to be irrevocable and not subject to withdrawal for the purposes of such Act);

(e)           agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address referred to in Section 9.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(f)            agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(g)           waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

9.16.        Judgments Relating to the Borrower.  (a)  If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder by the Borrower to any party hereto or any holder of the obligations of the Borrower hereunder into another currency, the Borrower agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction such party or holder could purchase Dollars with such other currency for Dollars on the Banking Day immediately preceding the day on which final judgment is given.

(b)           The obligations of the Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than Dollars, be discharged only to the extent that, on the Banking Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase Dollars with the Judgment Currency; if the amount of Dollars so purchased is less than the sum originally due to the Applicable Creditor in Dollars, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss, provided, that if the amount of Dollars so purchased exceeds the sum originally due to the Applicable Creditor, the Applicable Creditor agrees to remit such excess to the Borrower.  The obligations of the Borrower contained in this Section 9.16 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

9.17.        Acknowledgements.  The Borrower hereby acknowledges that:

(a)           it has been advised by counsel in the negotiation, execution and delivery of this Agreement;

(b)           neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement, and the relationship between Administrative Agent and the Borrower in connection herewith or therewith is solely that of debtor and creditor; and

(c)           no joint venture is created hereby or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

9.18.        WAIVERS OF JURY TRIAL.  EACH OF THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, THE GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY AND FOR ANY COUNTERCLAIM THEREIN.

9.19.        Confidentiality.  Each Lender agrees to keep confidential any written or oral information (a) provided to it by or on behalf of the Borrower, Guarantor or any of their respective Subsidiaries pursuant to or in connection with this Agreement or (b) obtained by such Lender based on a review of the books and records of the Borrower, Guarantor or any of their respective Subsidiaries; provided that nothing herein shall prevent any Lender from disclosing any such information (i) to the Administrative Agent or any other Lender, (ii) to any Transferee or prospective Transferee or any swap counterparty so long as delivery of such information is made subject to the requirement that such information be kept confidential in the manner contemplated by this Section 9.19, (iii) to its employees or affiliates involved in the administration of this Agreement, directors, agents, attorneys, accountants and other professional advisors (each of which shall be instructed to hold the same in confidence), (iv) upon the request or demand of any Governmental Authority having jurisdiction over such Lender, (v) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (vi) which has been publicly disclosed other than in breach of this Agreement or (vii) in connection with the exercise of any remedy hereunder.  In addition, each Lender understands that information regarding the existence, status and terms of this Agreement and the use of proceeds hereof will constitute material non-public information with respect to Guarantor until publicly disclosed by Guarantor (which shall be no later than the fourth business day following the Closing Date), and each Lender agrees, until such public disclosure, to treat such information confidentially and not disclose it to any prospective Transferee or otherwise engage in secondary selling efforts unless otherwise agreed to by the Borrower or required under applicable law or regulation.  It is understood and agreed that the Borrower, Guarantor, their respective Subsidiaries and their respective affiliates may rely upon this Section 9.19 for any purpose, including without limitation to comply with Regulation FD promulgated by the SEC.

9.20.        Binding Effect; Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Administrative Agent, all future permitted holders of the obligations hereunder and their respective successors and permitted assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.

9.21.        USA PATRIOT Act.  Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

IBM INTERNATIONAL GROUP B.V.

By:	/s/ Simon Beaumont
Name: Simon Beaumont
Title: Director

MORGAN STANLEY SENIOR FUNDING, INC.,
Individually and as Administrative Agent

By:	/s/ Anish M. Shah
Name:Anish M. Shah
Title: Vice President

DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH,
Individually and as Documentation Agent

By:	/s/ Yvonne Tilden
Name: Yvonne Tilden
Title: Vice President

By:	/s/ Anca Trifan
Name: Anca Trifan
Title: Director

LEHMAN COMMERCIAL PAPER INC.,
as Syndication Agent

By:	/s/ Gregory L. Smith
Name: Gregory L. Smith
Title: Managing Director

LEHMAN LOAN FUNDING, LLC,
Individually

By:	/s/ Gregory L. Smith
Name: Gregory L. Smith
Title: Managing Director

LEHMAN BROTHERS HOLDINGS INC.,
Individually

By:	/s/ Gregory L Smith
Name: Gregory L. Smith
Title: Managing Director

LEHMAN BROTHERS BANK, FSB,
Individually

By:	/s/ Janine M. Shugan
Name: Janine M. Shugan
Title: Authorized Signatory

2

LENDER ADDENDUM

TERM LOAN AGREEMENT

The undersigned (i) agrees to all of the provisions of the Term Loan Agreement, dated as of May 25, 2007 (as amended, modified or supplemented from time to time, the “Credit Agreement”), among the IBM INTERNATIONAL GROUP B.V., a private company with limited liability organized under the laws of The Netherlands, the lenders from time to time party thereto, Morgan Stanley Senior Funding, Inc., as Administrative Agent, Deutsche Bank AG Cayman Islands Branch, as Documentation Agent, and Lehman Commercial Paper, Inc., as Syndication Agent, (ii) becomes a party thereto, as a Lender, with an obligation to make Loans to the Borrower in an aggregate principal amount not to exceed the amount of its Commitment as set forth opposite the undersigned Lender’s name in Schedule 1.1 to the Credit Agreement, as such amount may be changed from time to time as provided in the Credit Agreement, and (iii) confirms that it has received the financial statements referred to in Section 3.5 of the Guaranty.  Capitalized terms defined in the Credit Agreement shall have their respective defined meanings herein.

NAME OF INSTITUTION: BARCLAYS BANK PLC

By:	/s/ Nicholas Bell
Name: Nicholas Bell Title: Director
Dated as of May 25, 2007

3

LENDER ADDENDUM

TERM LOAN AGREEMENT

The undersigned (i) agrees to all of the provisions of the Term Loan Agreement, dated as of May 25, 2007 (as amended, modified or supplemented from time to time, the “Credit Agreement”), among the IBM INTERNATIONAL GROUP B.V., a private company with limited liability organized under the laws of The Netherlands, the lenders from time to time party thereto, Morgan Stanley Senior Funding, Inc., as Administrative Agent, Deutsche Bank AG Cayman Islands Branch, as Documentation Agent, and Lehman Commercial Paper, Inc., as Syndication Agent, (ii) becomes a party thereto, as a Lender, with an obligation to make Loans to the Borrower in an aggregate principal amount not to exceed the amount of its Commitment as set forth opposite the undersigned Lender’s name in Schedule 1.1 to the Credit Agreement, as such amount may be changed from time to time as provided in the Credit Agreement, and (iii) confirms that it has received the financial statements referred to in Section 3.5 of the Guaranty.  Capitalized terms defined in the Credit Agreement shall have their respective defined meanings herein.

NAME OF INSTITUTION: Bear Stearns Corporate Lending Inc.,

By:	/s/ Victor Bulzacchelli
Name: Victor Bulzacchelli Title: Vice President
Dated as of May 25, 2007

4

LENDER ADDENDUM

TERM LOAN AGREEMENT

The undersigned (i) agrees to all of the provisions of the Term Loan Agreement, dated as of May 25, 2007 (as amended, modified or supplemented from time to time, the “Credit Agreement”), among the IBM INTERNATIONAL GROUP B.V., a private company with limited liability organized under the laws of The Netherlands, the lenders from time to time party thereto, Morgan Stanley Senior Funding, Inc., as Administrative Agent, Deutsche Bank AG Cayman Islands Branch, as Documentation Agent, and Lehman Commercial Paper, Inc., as Syndication Agent, (ii) becomes a party thereto, as a Lender, with an obligation to make Loans to the Borrower in an aggregate principal amount not to exceed the amount of its Commitment as set forth opposite the undersigned Lender’s name in Schedule 1.1 to the Credit Agreement, as such amount may be changed from time to time as provided in the Credit Agreement, and (iii) confirms that it has received the financial statements referred to in Section 3.5 of the Guaranty.  Capitalized terms defined in the Credit Agreement shall have their respective defined meanings herein.

NAME OF INSTITUTION: BNP Paribas

By:	/s/ Berangere Allen
Name: Berangere Allen Title: Vice President

By:	/s/ Henry Gaw
Name: Henry Gaw Title: Managing Director
Dated as of May 25, 2007

5

LENDER ADDENDUM

TERM LOAN AGREEMENT

The undersigned (i) agrees to all of the provisions of the Term Loan Agreement, dated as of May 25, 2007 (as amended, modified or supplemented from time to time, the “Credit Agreement”), among the IBM INTERNATIONAL GROUP B.V., a private company with limited liability organized under the laws of The Netherlands, the lenders from time to time party thereto, Morgan Stanley Senior Funding, Inc., as Administrative Agent, Deutsche Bank AG Cayman Islands Branch, as Documentation Agent, and Lehman Commercial Paper, Inc., as Syndication Agent, (ii) becomes a party thereto, as a Lender, with an obligation to make Loans to the Borrower in an aggregate principal amount not to exceed the amount of its Commitment as set forth opposite the undersigned Lender’s name in Schedule 1.1 to the Credit Agreement, as such amount may be changed from time to time as provided in the Credit Agreement, and (iii) confirms that it has received the financial statements referred to in Section 3.5 of the Guaranty.  Capitalized terms defined in the Credit Agreement shall have their respective defined meanings herein.

NAME OF INSTITUTION: JPMORGAN CHASE BANK, N.A.

By:	/s/ John Kowalczuk
Name: John Kowalczuk Title: Vice President
Dated as of May 25, 2007

6

LENDER ADDENDUM

TERM LOAN AGREEMENT

The undersigned (i) agrees to all of the provisions of the Term Loan Agreement, dated as of May 25, 2007 (as amended, modified or supplemented from time to time, the “Credit Agreement”), among the IBM INTERNATIONAL GROUP B.V., a private company with limited liability organized under the laws of The Netherlands, the lenders from time to time party thereto, Morgan Stanley Senior Funding, Inc., as Administrative Agent, Deutsche Bank AG Cayman Islands Branch, as Documentation Agent, and Lehman Commercial Paper, Inc., as Syndication Agent, (ii) becomes a party thereto, as a Lender, with an obligation to make Loans to the Borrower in an aggregate principal amount not to exceed the amount of its Commitment as set forth opposite the undersigned Lender’s name in Schedule 1.1 to the Credit Agreement, as such amount may be changed from time to time as provided in the Credit Agreement, and (iii) confirms that it has received the financial statements referred to in Section 3.5 of the Guaranty.  Capitalized terms defined in the Credit Agreement shall have their respective defined meanings herein.

NAME OF INSTITUTION: UBS Loan Finance LLC

By:	/s/ Irja R. Otsa
Name: Irja R. Otsa Title: Associate Director

By:	/s/ Mary E. Evans
Name: Mary E. Evans Title: Associate Director
Dated as of May 25, 2007

7

LENDER ADDENDUM

TERM LOAN AGREEMENT

The undersigned (i) agrees to all of the provisions of the Term Loan Agreement, dated as of May 25, 2007 (as amended, modified or supplemented from time to time, the “Credit Agreement”), among the IBM INTERNATIONAL GROUP B.V., a private company with limited liability organized under the laws of The Netherlands, the lenders from time to time party thereto, Morgan Stanley Senior Funding, Inc., as Administrative Agent, Deutsche Bank AG Cayman Islands Branch, as Documentation Agent, and Lehman Commercial Paper, Inc., as Syndication Agent, (ii) becomes a party thereto, as a Lender, with an obligation to make Loans to the Borrower in an aggregate principal amount not to exceed the amount of its Commitment as set forth opposite the undersigned Lender’s name in Schedule 1.1 to the Credit Agreement, as such amount may be changed from time to time as provided in the Credit Agreement, and (iii) confirms that it has received the financial statements referred to in Section 3.5 of the Guaranty.  Capitalized terms defined in the Credit Agreement shall have their respective defined meanings herein.

NAME OF INSTITUTION: MERRILL LYNCH COMMERCIAL FINANCE CORPORATION

By:	/s/ Louis Alder
Name: Louis Alder Title: Director
Dated as of May 25, 2007

8

LENDER ADDENDUM

TERM LOAN AGREEMENT

The undersigned (i) agrees to all of the provisions of the Term Loan Agreement, dated as of May 25, 2007 (as amended, modified or supplemented from time to time, the “Credit Agreement”), among the IBM INTERNATIONAL GROUP B.V., a private company with limited liability organized under the laws of The Netherlands, the lenders from time to time party thereto, Morgan Stanley Senior Funding, Inc., as Administrative Agent, Deutsche Bank AG Cayman Islands Branch, as Documentation Agent, and Lehman Commercial Paper, Inc., as Syndication Agent, (ii) becomes a party thereto, as a Lender, with an obligation to make Loans to the Borrower in an aggregate principal amount not to exceed the amount of its Commitment as set forth opposite the undersigned Lender’s name in Schedule 1.1 to the Credit Agreement, as such amount may be changed from time to time as provided in the Credit Agreement, and (iii) confirms that it has received the financial statements referred to in Section 3.5 of the Guaranty.  Capitalized terms defined in the Credit Agreement shall have their respective defined meanings herein.

NAME OF INSTITUTION: Merrill Lynch Capital Corporation

By:	/s/ Arminee Bowler
Name: Arminee Bowler Title: Vice President
Dated as of May 25, 2007

9

SCHEDULE 1.1

COMMITMENTS

Lender	Commitment

Morgan Stanley Senior Funding, Inc.	$1,833,333,334
Deutsche Bank AG Cayman Islands Branch	1,833,333,333
Lehman Loan Funding, LLC	1,100,000,000
Barclays Bank PLC	1,000,000,000
Bear Stearns Corporate Lending Inc.	1,000,000,000
BNP Paribas	1,000,000,000
JPMorgan Chase Bank, N.A.	1,000,000,000
UBS Loan Finance LLC	1,000,000,000
Merrill Lynch Commercial Finance Corp.	900,000,000
Lehman Brothers Holdings Inc.	413,333,333
Lehman Brothers Bank, FSB	320,000,000
Merrill Lynch Capital Corporation	100,000,000

TOTAL	$11,500,000,000

10

SCHEDULES

SCHEDULE 1.1	Commitments of Lenders

EXHIBITS

EXHIBIT A-1	Form of Closing Certificate (Borrower)
EXHIBIT A-2	Form of Closing Certificate (Guarantor)
EXHIBIT B-1	Form of Opinion of White & Case LLP, Special Counsel to the Administrative Agent
EXHIBIT B-2	Form of Opinion of Assistant General Counsel of Guarantor
EXHIBIT B-3	Form of Opinion of De Brauw Blackstone Westbroek N.V., Dutch Counsel to the Borrower
EXHIBIT C	Form of Assignment and Acceptance
EXHIBIT D-1	Form of Funding Request
EXHIBIT D-2	Form of Interest Rate Election
EXHIBIT E	Form of Lender Addendum
EXHIBIT F	Form of Promissory Note
EXHIBIT G	Form of Extension Request

EXHIBIT A-1

FORM OF CLOSING CERTIFICATE OF BORROWER

Pursuant to Section 4.1(b) of Term Loan Agreement, dated as of May 25, 2007 (the “Credit Agreement”), among IBM International Group B.V., a private company with limited liability organized under the laws of The Netherlands (the “Borrower”) with corporate seat in Amsterdam, the Netherlands, the lenders from time to time party thereto, Morgan Stanley Senior Funding, Inc., as Administrative Agent, Deutsche Bank AG Cayman Islands Branch, as Documentation Agent, and Lehman Commercial Paper, Inc., as Syndication Agent, the Borrower hereby certifies as follows:

1.             The representations and warranties of the Borrower contained in the Credit Agreement are true and correct in all material respects on and as of the date hereof with the same effect as if made on the date hereof except for representations and warranties stated to relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date;

2.             No Default or Event of Default has occurred and is continuing as of the date hereof or after giving effect to any Loans to be made pursuant to the Funding Request delivered prior to or on the date hereof;

3.             Simon Beaumont, is and at all times since [                         ], 2007 has been, a duly elected and qualified director of the Borrower and the signature set forth on the signature line for such director below is such director’s true and genuine signature;

4.             Paul Snoek is, and all times since [                         ], 2007 has been, a duly elected and qualified director of the Borrower and the signature set forth on the signature line for such director below is such director’s true and genuine signature;

5.             [DIRECTORS TO BE NAMED] is, and all times since [                         ], 2007 has been, a duly elected and qualified director of the Borrower and the signature set forth on the signature line for such director below is such director’s true and genuine signature;

and Simon Beaumont, the undersigned director of the Borrower hereby certifies on behalf of the Borrower as follows:

6.             On the date hereof no resolution has been adopted or steps taken concerning the statutory merger (juridische fusie) or division (splitsing), in both cases involving the Borrower as disappearing entity, or the voluntary liquidation (ontbinding) of the Borrower or the filing of a request for its bankruptcy (faillissement) or for a suspension of payments (surséance van betaling) and the Borrower has not received a notice from the Chamber of Commerce concerning its dissolution under Section 2:19a DCC;

7.             The Borrower is a private company with limited liability, duly organized and validly existing under the laws of The Netherlands;

8.             Attached hereto as Exhibit A is a complete and correct copy of resolutions duly adopted by the Board of Directors of the Borrower on [                  ], 20[    ]; such resolutions have not in any way been amended, modified, revoked or rescinded and have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect;

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9.             Attached hereto as Exhibit B is a complete and correct copy of the Articles of Association of the Borrower as in effect at all times since May       , 2007 to and including the date hereof; and

10.           Each of the following persons are duly authorized by resolution of the board of directors of the Borrower to execute and deliver on behalf of the Borrower the Credit Agreement and any certificate or other document to be delivered by the Borrower pursuant to the Credit Agreement and the signatures appearing opposite their respective names below are the true and genuine signatures of such authorized persons:

Name	Signature

Simon Beaumont

Paul Snoek

[DIRECTORS TO BE NAMED]

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Signed for and on behalf of the Borrower

IBM International Group B.V.

By:
Title: Director

Date: May , 2007

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EXHIBIT A-2

FORM OF CLOSING CERTIFICATE OF GUARANTOR

Pursuant to Section 4.1(b) of the Term Loan Agreement, dated as of May 25, 2007 (the “Credit Agreement”), among IBM International Group B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid)  organized under the laws of The Netherlands (the “Borrower”) with corporate seat in Amsterdam, the Netherlands, the lenders from time to time party thereto, Morgan Stanley Senior Funding, Inc., as Administrative Agent, Deutsche Bank AG Cayman Islands Branch, as Documentation Agent and Lehman Commercial Paper Inc., as Syndication Agent, International Business Machines Corporation, as Guarantor pursuant to the Guaranty Agreement dated as of May 25, 2007 (the “Guarantor”), hereby certifies as follows:

1.  The representations and warranties of the Guarantor contained in the Guaranty Agreement are true and correct in all material respects on and as of the date hereof with the same effect as if made on the date hereof except for representations and warranties stated to relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date;

2.  No Default or Event of Default has occurred and is continuing as of the date hereof or after giving effect to any Loans to be made to the Borrower pursuant to the Funding Request delivered prior to or on the date hereof;

3.  Jesse J. Greene, Jr. is and at all times since April 30, 2002, has been, a duly elected and qualified Vice President and Treasurer of the Guarantor and the signature set forth on the signature line for such officer below is his true and genuine signature;

4.  Martin Schroeter, is, and all times since July 1,  2006, has been, a duly qualified Assistant Treasurer of the Guarantor and the signature set forth on the signature line for such officer below is his true and genuine signature;

5.  Andrew Bonzani is, and all times since July 1, 2006, has been, a duly elected and qualified Vice President, Assistant General Counsel and Assistant Secretary of the Guarantor and the signature set forth on the signature line for such officer below is his true and genuine signature;

6.  The Guarantor has been duly incorporated and is subsisting and in good standing under the laws of The State of New York;

7.  Attached hereto as Exhibit A is a complete and correct copy of resolutions duly adopted by the Board of Directors of the Guarantor on April 24, 2007; such resolutions have not in any way been amended, modified, revoked or rescinded and have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect. Pursuant to such resolutions, the Guaranty Agreement has been approved by the Guarantor;

8.  Attached hereto as Exhibit B is a complete and correct copy of the Certificate of Incorporation of the Guarantor as in effect at all times since April 27, 2007 to and including the date hereof;

9.  Attached hereto as Exhibit C is a complete and correct copy of the By-laws of the Guarantor as in effect at all times since April 24, 2007 to and including the date hereof; and

10.  Each of the following persons are duly authorized to execute and deliver on behalf of the Guarantor the Guaranty Agreement and any certificate or other document to be delivered by the Guarantor pursuant to the Guaranty Agreement, and the signatures appearing opposite their respective names below are the true and genuine signatures of such authorized persons:

Name	Signature

Jesse J. Greene, Jr.

Andrew Bonzani

Martin Schroeter

Unless otherwise defined herein, terms defined in the Guaranty Agreement and used herein shall have the meanings given to them in the Guaranty Agreement.

Signed for and on behalf of the Guarantor as of May 25, 2007.

INTERNATIONAL BUSINESS MACHINES CORPORATION

By:	By:

Jesse J. Greene, Jr.	Andrew Bonzani
Title: Vice President	Title: Vice President,
and Treasurer	Assistant General Counsel and
Assistant Secretary

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EXHIBIT B-1

FORM OF OPINION OF WHITE & CASE LLP

May 25, 2007

To:                                  The Lenders under that certain Term Loan Agreement (the “Term Loan Agreement”), dated as of the date hereof, among IBM International Group B.V., as borrower (the “Borrower”) the lenders from time to time party thereto (the “Lenders” and, each a “Lender”), Morgan Stanley Senior Funding Inc., as the administrative agent (the “Administrative Agent”), Deutsche Bank AG Cayman Islands Branch, as documentation agent, and Lehman Commercial Paper, Inc., as syndication agent.

Ladies and Gentlemen:

We have acted as special New York counsel to the Administrative Agent in connection with the execution and delivery of the Term Loan Agreement and that certain Guaranty Agreement (the “Guaranty Agreement” and together with the Term Loan Agreement, the “Agreements” and each, an “Agreement”), dated as of the date hereof, made by International Business Machines Corporation (the “Guarantor” and together with the Borrower, the “Credit Parties” and each, a “Credit Party”) in favor of the Administrative Agent, and the transactions contemplated thereby. The Credit Parties, the Lenders and the Administrative Agent and the syndication agent are herein collectively called the “Parties” and each a “Party”. Unless otherwise defined herein, capitalized terms used herein shall have the meanings set forth in the Term Loan Agreement.

In connection with this opinion, we have examined executed originals or certified copies of the Agreements and such other agreements, documents, certificates and other statements of corporate officers of the Administrative Agent and each Credit Party, and such other documents as we have deemed necessary or appropriate as a basis for this opinion.  As to questions of fact relevant to this opinion, we have relied upon representatives of the Administrative Agent and each Credit Party or public officials and on the representations and warranties made by the Administrative Agent and the Credit Parties in the Agreements.

In addition, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies.  We have also assumed, for purposes of the opinions expressed herein, that (i) each Credit Party has been duly organized, (ii) each Party is a company validly subsisting and in good standing under the laws of the jurisdiction of its organization, (iii) each Party has the corporate power and authority to enter into and perform its obligations under the Agreements to which it is a party and has taken all necessary corporate action to enter into and perform its obligations under the Agreements to which it is a party, (iv) the Agreements have been duly authorized, executed and delivered by each party thereto, (v) the execution, delivery and performance of the Agreements by each Party party thereto does not violate (w) any laws or regulations applicable to such Party, (x) any organizational documents of such Party, (y) and order, judgment or decree of any court or other governmental body binding on such Party, or (z) any contracts binding on such Party or to which such Party is a party and (vi) each Party has  received and will maintain in effect all requisite consents, approvals, license and permits, if any, required by, and has made all required filings, if any, with any government or any governmental body, agency or commission for the execution, delivery and performance by such Party of each Agreement  to which it is a party.

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the Agreements are the valid and binding obligation of each Credit Party party thereto enforceable against such Credit Party in accordance with their terms.

The opinions contained herein are subject to the following additional limitations, qualifications, exceptions and assumptions:

(a)           Our opinion expressed herein is subject to (i) the effects of applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally, (ii) general equitable principles (regardless of whether considered in a proceeding in equity or at law), (iii) concepts of materiality, unconscionability and fair dealing and (iv) the effect of any judicial, administrative or other action giving effect to the actions of foreign courts or other foreign governmental authorities or to foreign laws.

(b)           In connection with our opinion set forth herein (i) such opinion is limited to the extent that a United States Federal court may not give effect to (x) the waiver of any objection to the laying of venue and of any claim of forum non conveniens and (y) the forum selection provisions contained in the Agreements, (ii) no opinion is being expressed with respect to subject matter jurisdiction of any United States Federal court and (iii) no opinion is being expressed as to the effectiveness of (x) any waiver (whether or not stated as such) under the Agreements of, or any consent thereunder relating to, unknown future rights or the rights of any party thereto existing, or duties owing to it, as a matter of law, to the extent that such rights cannot be waived under applicable law, (y) the enforceability of any of the Agreements against any Credit Party following the occurrence of any facts or circumstances after the date hereof that would constitute a defense to the obligation of a surety, unless such defense has been waived effectively by such Credit Party and (z) any waivers or variations of rights of a debtor, including a guarantor.  We also express no opinion as to the effect on the obligations of the Credit Parties under any Agreement of (i) any modification to or amendment of the obligations of the applicable Credit Party that materially increases those obligations or (ii) any other action by any person or entity (other than the applicable Credit Party) that materially prejudices the applicable Credit Party under such Agreements, if, in any such instance, such modification, amendment or action occurs without notice to and the consent of the applicable Credit Party.

(c)           We express no opinion as to the enforceability of any indemnification, exculpation or contribution provisions in the Agreements to the extent the rights to indemnification or contribution provided for therein violate any law, rule or regulation or public policy relating thereto.

(d)           We wish to point out that there may be limitations in connection with the exercise of remedial or procedural provisions contained in the Agreements, but we believe that such limitations do not make the rights and remedies provided in or contemplated by the Agreements inadequate for the practical realization of the rights and remedies afforded thereby.

(e)           We express no opinion as to the applicability to the Agreements or the transactions contemplated thereby of Section 548 of the Bankruptcy Code (11 U.S.C. Section 548) or Article 10 of the New York Debtor and Creditor Law relating to fraudulent transfers and obligations.

(f)            We wish to point out that the laws of the State of New York generally impose an obligation of good faith and reasonableness in the performance and enforcement of contracts.

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(g)           Our opinion set forth herein is limited to the laws of the State of New York and, with respect to choice of law and choice of forum provisions contained in the Agreements, is rendered in reliance upon the Act of July 19, 1984, ch. 421, 1984 McKinney’s Sess. Law of N.Y. 1406 (codified as N.Y. Gen. Oblig. Law §§ 5-1401, 5-1402 (McKinney (2001)) and N.Y. C.P.L.R. 327(b) (McKinney (2001)) (the “Act”) and is subject to the qualifications that (i) such enforceability as specified in the Act does not apply to the extent provided to the contrary in subsection two of Section 1-105 of the New York UCC and (ii) the application of New York law pursuant to the Act to a transaction that has no contact or only insignificant contact with the parties and the transaction may raise constitutional issues.

(h)           We express no opinion as to (1) federal or state securities laws or regulations; (2) federal or state antitrust or unfair competition laws or regulations; (3) federal or state environmental laws or regulations; (4) federal or state tax laws or regulations; (5) federal or state public utility laws or regulations; (6) pension or employee benefit laws or regulations; (7) federal patent, copyright or trademark, state trademark, or other federal or state intellectual property laws or regulations; (8) federal or state health and safety laws or regulations; (9) federal or state labor laws or regulations; (10) federal or state laws, regulations or policies relating to national or local emergencies; (11) statutes, ordinances, administrative decisions, rules or regulations of counties, towns, municipalities or special political subdivisions (whether created or enabled through legislative action at the federal, state or regional level); (12) federal or state usury laws (other than New York usury laws); (13) the Employee Retirement Income Security Act of 1974, as amended; (14) the Uniting and Strengthening of America by Providing the Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001; (15) any anti-money laundering or similar statutes or regulations; (16) statutes, ordinances, administrative decisions, rules or regulations of counties, towns, municipalities or special political subdivisions (whether created or enabled through legislative action at the federal, state or regional level) or (17) judicial decisions to the extent that they deal with any of the foregoing.

(i)            We express no opinion as to the validity, binding effect or enforceability of (i) any purported waiver, release, variation, disclaimer, consent or other agreement to similar effect by a Credit Party, and (ii) any provision of any of the Agreements insofar as it provides that any person or entity purchasing a participation from any Lender or any other person or entity pursuant thereto may exercise set-off or similar rights with respect to such participation or that any Lender or any other person or entity may exercise set-off rights other than in accordance with and pursuant to applicable law.

(j)            We express no opinion as to the enforceability of any provision in any Agreement specifying that provisions thereof may be waived only in writing, to the extent that an oral agreement or an implied agreement by trade practice or course of conduct has been created that modified any provisions of such Agreement.

(k)           We express no opinion as to the enforceability of any restrictions in the Agreements on the transfer or pledge by any Credit Party  of its rights under the Transaction Documents or of its interest in any assets.

(l)            We express no opinion as to any provisions of the Agreements providing for forfeitures or the recovery of, or securing, amounts deemed to constitute penalties, or for liquidated damages,  acceleration of future amounts due (other than principal) without appropriate discount to present value, late charges and prepayment charges.

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(m)          Insofar as our opinion concerns the waiver by any Credit Party of sovereign immunity, it is subject to the provisions and limitations of the Foreign Sovereign Immunities Act of 1976, as amended. In particular, we express no opinion as to the effectiveness of any waiver by the Borrower of sovereign immunity to the extent that at the time of such waiver the Borrower is not entitled to sovereign immunity.

The opinions expressed above are limited to the laws of the State of New York that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Agreements  and the transactions contemplated by the Agreements (such laws herein  referred to, collectively, as the “Specified Laws”).  This opinion does not cover the law of any jurisdiction other than the Specified Laws.  Furthermore, we express no opinion as to, and assume no responsibility for, the effect of any fact or circumstance occurring subsequent to the date of this letter including, without limitation, legislative and other changes in the law or changes in circumstances affecting the Credit Parties.  We assume no responsibility to advise you of any such facts or circumstances of which we become aware, regardless of whether or not they affect the opinions herein.

This opinion may not be used or relied upon or published or communicated to any person or entity (other than the addressee hereof and your permitted assigns under the Agreements) for any purpose whatsoever without our prior written consent in each instance; provided that you may furnish copies of this opinion to your accountants and to bank auditors and examiners, in each case in connection with their audit and review activities.

Very truly yours,

JHB:ADP

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EXHIBIT B-2

FORM OF OPINION OF ASSISTANT GENERAL COUNSEL OF IBM

May 25, 2007

Each of the Lenders set
forth in Annex I hereto

Ladies and Gentlemen:

I am Andrew Bonzani, Assistant General Counsel of International Business Machines Corporation, a New York corporation (“IBM”), and have advised IBM and IBM International Group B.V. (the “Borrower”) in connection with (i) the Term Loan Agreement, dated as of May 25, 2007 (the “Credit Agreement”), among the IBM International Group B.V., the several banks and other financial institutions from time to time party thereto (the “Lenders”), Morgan Stanley Senior Funding, Inc., as Administrative Agent, Deutsche Bank AG Cayman Islands Branch, as Documentation Agent, and Lehman Commercial Paper, Inc., as Syndication Agent, and (ii) the Guaranty Agreement, dated as of May 25, 2007 (the “Guaranty”), made by IBM, for the benefit of the Lenders and in favor of Morgan Stanley Senior Funding, Inc., as Administrative Agent for the Lenders.  Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement or the Guaranty, as applicable.

In connection with this opinion, I have investigated such questions of law, received such information from officers and representatives of IBM and the Borrower and examined such certificates of public officials, corporate documents and records of IBM and the Borrower and other documents as I have deemed necessary or appropriate for the purposes of this opinion.  I have relied, with respect to certain factual matters not constituting conclusions of law, on the representations and warranties of IBM and the Borrower contained in the Credit Agreement (with respect to the Borrower) and Guaranty (with respect to IBM) and assume compliance on the part of each such corporation with its covenants and agreements under the Credit Agreement (with respect to the Borrower) and the Guaranty (with respect to IBM).

In rendering my opinion, I have assumed (i) the due authorization, execution and delivery of the Guaranty by all parties thereto (other than IBM), (ii) the authenticity of all documents submitted to me as originals and (iii) the conformity to original documents of all documents submitted to me as copies.

Based upon the foregoing and subject to qualifications hereinafter set forth, I am of opinion that:

1.             IBM has been duly incorporated and is subsisting and in good standing under the laws of the State of New York and is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where the failure to so qualify would have a Material Adverse Effect.  IBM has the requisite corporate power and authority to own its properties and assets and to carry on its business in all material respects as now conducted.

2.             The execution, delivery and performance by IBM of the Guaranty (a) are within the corporate power of IBM; (b) have been duly authorized by all requisite corporate action; (c) do not (i) violate (A) any provisions of law, statute, material rule or material regulation of the United States or the State of New York, or of the certificate or articles of incorporation or other constitutive documents or by-laws of IBM or any Significant Subsidiary, (B) to the best of my knowledge, any material order of any United States Federal or New York Governmental Authority or (C) any provision of any material indenture or other material agreement or material instrument known to me to which IBM or any Significant Subsidiary is a party or by which any of them or any of their property is or may be bound, (ii)

result in a breach of or constitute (alone or with notice or lapse of time or both) a default under any such material indenture or other material agreement or material instrument or (iii) except as contemplated by Section 5.1 of the Guaranty, result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by IBM or any Significant Subsidiary; and (d) do not require the consent or approval of, or any registration or filing with, or any other action by, any United States Federal or New York Governmental Authority or any other person party to those agreements described above other than (i) those that have been made or obtained and are in full force and effect or as to which the failure to be made or obtained or to be in full force and effect would not result, individually or in the aggregate, in a Material Adverse Effect, (ii) such periodic and current reports, if any, as are required to be filed with the SEC to disclose the Guaranty or the transactions contemplated thereunder.

3.             The Guaranty has been duly executed and delivered by IBM.

4.             The Guaranty constitutes the legal, valid and binding obligation of IBM, enforceable against IBM in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and by general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law, and except that (a) insofar as provisions of the Guaranty provide for indemnification or limitation on liability, the enforcement thereof may be limited by public policy considerations, (b) I express no opinion as to Section 7.10 of the Guaranty Agreement insofar as it relates to subject matter jurisdiction or a waiver of an inconvenient forum with respect to an action brought in any court other than a court of the State of New York, (c) I express no opinion as to Section 2.7 or 7.12 of the Guaranty, and (d) I express no opinion as to the enforceability of provisions of the Guaranty to the extent that such provisions constitute a waiver of illegality as a defense to performance of contract obligations or any other defense to performance which cannot, as a matter of law, be effectively waived.

5.             Neither IBM or the Borrower is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

6.             The use of proceeds of any Loan under the Credit Agreement, in the manner contemplated in the Credit Agreement, will not entail a violation of any of the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

7.             To the best of my knowledge after due inquiry, except as set forth in the Form 10-K of IBM for its fiscal year ended December 31, 2006 or the Form 10-Q of IBM for the fiscal quarter ended March 31, 2007, there are no actions, suits or proceedings at law or in equity or by or before any arbitrator or Governmental Authority now pending or threatened by or against IBM, the Borrower or any of the Significant Subsidiaries or against any of its or their respective properties or revenues as of the date hereof (i) which involve the Credit Agreement or any of the actions contemplated thereby or (ii) as to which there is a probable risk of an adverse decision which would materially restrict the ability of the Borrower to comply with the Borrower’s obligations under the Credit Agreement or IBM to comply with IBM’s obligations under the Guaranty.

I express no opinion herein as to the creation, perfection, priority or enforceability of any lien or security interest that may hereafter be granted to secure the Borrower Obligations pursuant to the provisions of Section 5.1 of the Guaranty Agreement.  In rendering the opinions expressed in paragraphs 2 and 4 above, I have assumed with your permission that no Lender and no assignee or transferee of any Loan or participation therein will be a “broker” or “dealer” (as defined in Sections 3(a)(4)and 3(a)(5)of the Securities Exchange Act of 1934) or any other person which is a “creditor” as defined in Regulation T.

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I am admitted to practice in the State of New York and express no opinion as to matters governed by any laws other than the laws of the State of New York and the Federal laws of the United States of America.

This opinion is rendered only to the Administrative Agent and the Lenders and their permitted assigns under the Credit Agreement and is solely for their benefit in connection with the above transactions, provided that such permitted assign becomes a Lender on or prior to the 30th day after the date hereof.  I am opining as to the matters herein only as of the date hereof, and while you are authorized to deliver copies of this opinion to such permitted assigns and they are permitted to rely on this opinion, the rights to do so do not imply any obligation on my part to update this opinion.  This opinion may not be relied upon by any other person for any other purposes, or used, circulated, quoted or otherwise referred to for any other purpose.

Very truly yours,

Andrew Bonzani

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ANNEX I

MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent 1585 Broadway New York, New York 10036

DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH 60 Wall Street New York, New York 10005

LEHMAN BROTHERS HOLDINGS INC. 745 Seventh Avenue New York, New York 10019

BEAR STEARNS CORPORATE LENDING INC. 383 Madison Avenue 8th Floor New York, NY 10179

BARCLAYS BANK PLC 200 Park Avenue 4th Floor New York, NY 10166

BNP PARIBAS 787 Seventh Avenue New York, NY 10019

JPMORGAN CHASE BANK, N.A. 270 Park Avenue New York, NY 10017

LEHMAN BROTHERS BANK, FSB 745 Seventh Avenue New York, New York 10019

LEHMAN LOAN FUNDING, LLC 810 Seventh Avenue, 11th Floor New York, New York 10019

MERRILL LYNCH CAPITAL CORPORATION 4 World Financial Center, 22nd Floor New York, NY 10080

MERRILL LYNCH COMMERCIAL FINANCE CORP. 15 W. South Temple, Suite 300 Salt Lake City, UT 84104

UBS LOAN FINANCE LLC 677 Washington Boulevard Stamford, CT 06901

EXHIBIT B-3

FORM OF OPINION OF DE BRAUW BLACKSTONE WESTBROEK N.V.

EXHIBIT C

FORM OF ASSIGNMENT AND ACCEPTANCE

Reference is made to the Term Loan Agreement, dated as of May 25, 2007 (as amended, modified or supplemented from time to time, the “Credit Agreement”), among the IBM INTERNATIONAL GROUP B.V., a private company with limited liability organized under the laws of The Netherlands (the “Borrower”), the lenders from time to time party thereto, Morgan Stanley Senior Funding, Inc., as Administrative Agent, Deutsche Bank AG Cayman Islands Branch, as Documentation Agent, and Lehman Commercial Paper, Inc., as Syndication Agent, and the transactions contemplated thereby.  Unless otherwise indicated, capitalized terms used herein but not otherwise defined herein shall have the respective meanings set forth in the Credit Agreement.

The Assignor identified on Schedule 1 (the “Assignor”) and the Assignee identified on Schedule 1 (the “Assignee”) agree as follows:

1.             The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date (as defined below), an interest (the “Assigned Interest “) specified on SCHEDULE 1 in and to the Assignor’s rights and obligations under the Credit Agreement as are set forth on SCHEDULE 1.

2.             The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, or any instrument or document furnished pursuant thereto, other than that it has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim, and (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or Guarantor or any other obligor or the performance or observance by the Borrower or Guarantor of any of their respective obligations under the Credit Agreement or any instrument or document furnished pursuant hereto or thereto.

3.             The Assignee (a) represents and warrants that it is a PMP and legally authorized to enter into this Assignment and Acceptance; (b) confirms that it has received a copy of the Credit Agreement and the Guaranty, together with copies of any financial statements referred to in Section 3.5 of the Guaranty and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (c) agrees that it has made and will, independently and without reliance upon the Assignor, the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as administrative agent on its behalf and to exercise such powers and discretion under the Credit Agreement or any instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

4.             The effective date of this Assignment and Acceptance shall be as specified on SCHEDULE 1 (the “ Effective Date ”).  Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to Section 9.7(b) of the Credit Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of such acceptance and recording by the Administrative Agent).

5.             Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to the Effective Date or accrue subsequent to the Effective Date.  The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

6.             From and after the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

7.             THIS ASSIGNMENT AND ACCEPTANCE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

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SCHEDULE 1 TO ASSIGNMENT AND ACCEPTANCE

Relating to the Term Loan Agreement, dated as of May 25, 2007, among IBM INTERNATIONAL GROUP B.V., a private company with limited liability organized under the laws of The Netherlands, the lenders from time to time party thereto, Morgan Stanley Senior Funding, Inc., as Administrative Agent, Deutsche Bank AG Cayman Islands Branch, as Documentation Agent, and Lehman Commercial Paper, Inc., as Syndication Agent.

Name of Assignor:

Name of Assignee:

Effective Date of Assignment:

Principal Amount Assigned: $

ASSIGNOR	ASSIGNEE
[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE]

By:	By:
Name:	Name:
Title:	Title:

Consented to:

IBM INTERNATIONAL GROUP B.V.

By:
Name:
Title:

MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent

By:
Name:
Title:

[Consents required only to the extent provided for in Section 9.7 of the Credit Agreement.]

Accepted for Recordation in the Register:

MORGAN STANLEY SENIOR FUNDING, INC.,

as Administrative Agent

By:
Name:
Title:

2

EXHIBIT D-1

FORM OF FUNDING REQUEST

[Date]

Morgan Stanley Senior Funding, Inc.,

as Administrative Agent (the “Administrative Agent”)
for the Lenders party to the Credit Agreement
referred to below

One Pierrepont Plaza, 7th Floor

300 Cadman Plaza West

Brooklyn, NY  11201

New York, New York  11201
Attention:  Meredith Kaye

Ladies and Gentlemen:

The undersigned, IBM INTERNATIONAL GROUP B.V. (the “Borrower”), refers to the Term Loan Agreement, [expected to be](1) dated as of May 25, 2007 (as amended, modified or supplemented from time to time, the “Credit Agreement”, the capitalized terms defined therein being used herein as therein defined), among the Borrower, the lenders from time to time party thereto (each, a “Lender” and collectively, the “Lenders”), Deutsche Bank AG Cayman Islands Branch, as Documentation Agent, and Lehman Commercial Paper, Inc., as Syndication Agent, and you, as Administrative Agent for such Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.2 of the Credit Agreement, that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.2 of the Credit Agreement:

(i)            The Business Day of the Proposed Borrowing is [                    ,          ].(2)

(ii)           The aggregate principal amount of the Proposed Borrowing is $                  .

(iii)          The Loans to be made pursuant to the Proposed Borrowing shall be initially maintained as [ABR Loans] [Eurodollar Loans].

[(iv)         If the Proposed Borrowing is to be entirely or partly of Eurodollar Loans, the initial Interest Period for the Proposed Borrowing is [one week] [one month] [two months] [three months] [six months].](3)

The undersigned hereby certifies that the following statements will be true on the Closing Date:

(A)          the representations and warranties made by each of the Borrower and the Guarantor in the Credit Agreement and the Guaranty will be true and correct in all material respects, before and after giving effect to the Proposed Borrowing as though made on the Closing

(1) Insert, as applicable, in Funding Request.

(2) Shall be received by (a) 11:00 A.M., New York City time, three Business Days prior to the date of the Proposed Borrowing, if all or any part of the requested Loans are to be initially Eurodollar Loans or (b) 11:00 A.M., New York City time, one Business Day prior to the date of the Proposed Borrowing, otherwise).

(3) If the borrowing is to be entirely or partly of Eurodollar Loans, specify the respective amounts of each such Loan and the respective lengths of the initial Interest Periods therefor.

Date, unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date; and

(B)           no Default or Event of Default shall have occurred and be continuing on the Closing Date, or would result from such Proposed Borrowing.

Very truly yours,

IBM INTERNATIONAL GROUP B.V.

By:
Name:
Title:

2

EXHIBIT D-2

FORM OF INTEREST ELECTION REQUEST

[Date]

Morgan Stanley Senior Funding, Inc.,

as Administrative Agent (the “Administrative Agent”)
for the Lenders party to the Credit Agreement
referred to below

One Pierrepont Plaza, 7th Floor

300 Cadman Plaza West

Brooklyn, NY  11201

New York, New York  11201
Attention:  Meredith Kaye

Ladies and Gentlemen:

Reference is made to the Term Loan Agreement, dated as of May 25, 2007 (as amended, modified or supplemented from time to time, the “Credit Agreement”), among the IBM INTERNATIONAL GROUP B.V., a private company with limited liability organized under the laws of The Netherlands (the “Borrower”), the lenders from time to time party thereto, Morgan Stanley Senior Funding, Inc., as administrative agent, Deutsche Bank AG Cayman Islands Branch, as documentation agent, and Lehman Commercial Paper, Inc., as syndication agent, and the transactions contemplated thereby.  Unless otherwise indicated, capitalized terms used herein but not otherwise defined herein shall have the respective meanings set forth in the Credit Agreement.

This notice constitutes an Interest Election Request pursuant to Section 2.3 of the Credit Agreement, under which the Borrower  requests the conversion or continuation of a Loan under the Credit Agreement and specifies the following information with respect to the Loan to be converted or continued:

(A)  Loan to which this request applies:(1)

(B)   Principal amount of Loan to be converted/continued:(2)

(C)   Effective date of election (which is a Business Day) :

(D)  Interest Rate basis of resulting Loan:(3)

(E)   Interest Period of resulting Loan(4)

(1) Specify existing Type (ABR Loan or Eurodollar Loan) and the last day of the current Interest Period.

(2) Except in the case of conversion to or continuation as an ABR Loan, not less than $50,000,000 and an integral multiple of $5,000,000.

(3) Eurodollar Loan or ABR Loan.

(4) Which only applies to Eurodollar Loans, which must comply with the definition of  “Interest Period” (i.e., one week, or one, two, three or six months) and end not later than the Maturity Date.

Very truly yours,

IBM INTERNATIONAL GROUP B.V.

By:
Name:
Title:

2

EXHIBIT E

FORM OF LENDER ADDENDUM

TERM LOAN AGREEMENT

The undersigned (i) agrees to all of the provisions of the Term Loan Agreement, dated as of May 25, 2007 (as amended, modified or supplemented from time to time, the “Credit Agreement”), among the IBM INTERNATIONAL GROUP B.V., a private company with limited liability organized under the laws of The Netherlands, the lenders from time to time party thereto, Morgan Stanley Senior Funding, Inc., as Administrative Agent, Deutsche Bank AG Cayman Islands Branch, as Documentation Agent, and Lehman Commercial Paper, Inc., as Syndication Agent, (ii) becomes a party thereto, as a Lender, with an obligation to make Loans to the Borrower in an aggregate principal amount not to exceed the amount of its Commitment as set forth opposite the undersigned Lender’s name in Schedule 1.1 to the Credit Agreement, as such amount may be changed from time to time as provided in the Credit Agreement, and (iii) confirms that it has received the financial statements referred to in Section 3.5 of the Guaranty.  Capitalized terms defined in the Credit Agreement shall have their respective defined meanings herein.

NAME OF INSTITUTION:

By:
Name:
Title:
Dated as of May 25, 2007

EXHIBIT F

FORM OF TERM LOAN PROMISSORY NOTE

$ [ ]	New York, New York
[ ], 20[ ]

FOR VALUE RECEIVED, the undersigned, IBM INTERNATIONAL GROUP B.V., a private company with limited liability organized under the laws of The Netherlands (the “Borrower”), hereby unconditionally promises to pay to [                                   ] (the “ Lender ”) at the office of Morgan Stanley Senior Funding, Inc. (together with its successors in such capacity, the “ Administrative Agent ”), located at One Pierrepont Plaza, 7th Floor, 300 Cadman Plaza West, Brooklyn, New York 11201, in lawful money of the United States of America and in immediately available funds, on the Maturity Date the principal amount of [AMOUNT IN WORDS] DOLLARS ($[                     ]) plus the amount of any Additional Principal pursuant to Section 2.7(d) of the Credit Agreement.  The Borrower further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in Section 2.7 of the Credit Agreement.

The holder of this promissory note is authorized to endorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date, Type and amount of each Loan made pursuant to the Credit Agreement and the date and amount of each payment or prepayment of principal thereof, each continuation thereof, each conversion of all or a portion thereof to another Type and, in the case of Eurodollar Loans, the length of each Interest Period with respect thereto.  Each such endorsement shall constitute prima facie evidence of the accuracy of the information endorsed.  The failure to make any such endorsement or any error in such endorsement shall not affect the obligations of the Borrower in respect of any Loan.

This promissory note (a) has been issued pursuant to Section 9.8(c) of the Term Loan Agreement, dated as of May 25, 2007 (as amended, modified or supplemented from time to time, the “Credit Agreement”), among the Borrower, the lenders from time to time party thereto, Morgan Stanley Senior Funding, Inc., as Administrative Agent, Deutsche Bank AG Cayman Islands Branch, as Documentation Agent, and Lehman Commercial Paper, Inc., as Syndication Agent, (b) is subject to the provisions of the Credit Agreement; and (c) is subject to prepayment in whole or in part as provided in the Credit Agreement.

Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this promissory note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this promissory note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

THIS PROMISSORY NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

IBM INTERNATIONAL GROUP B.V.

By:
Name:
Title:

2

Schedule A
 to Term Loan Promissory Note

LOANS, CONVERSIONS AND REPAYMENTS OF ABR LOANS

Date	Amount of ABR Loans	Amount Converted to ABR Loans	Amount of Principal of ABR Loans Repaid	Amount of ABR Loans Converted to Eurodollar Loans	Amount of Interest Converted to Additional Principal	Unpaid Principal Balance of ABR Loans	Notation Made By

Schedule B
 to Term Loan Promissory Note

LOANS, CONTINUATIONS, CONVERSIONS AND REPAYMENTS OF EURODOLLAR LOANS

Date	Amount of Eurodollar Loans	Amount Converted to Eurodollar Loans	Interest Period and Eurodollar Rate with Respect Thereto	Amount of Principal of Eurodollar Loans Repaid	Amount of Eurodollar Loans Converted to ABR Loans	Amount of Interest Converted to Additional Principal	Unpaid Principal Balance of Eurodollar Loans	Notation Made By

EXHIBIT G
Form of Extension Request

[                  ], 20[    ]

Morgan Stanley Senior Funding, Inc., as Administrative
Agent (the “Administrative Agent”) for the Lenders
party to the Credit Agreement referred to below

One Pierrepont Plaza, 7th Floor

300 Cadman Plaza West

Brooklyn, NY  11201

New York, New York  11201
Attention:  Meredith Kaye

Ladies and Gentlemen:

Reference is made to the Term Loan Agreement, dated as of May 25, 2007 (as amended, modified or supplemented from time to time, the “Credit Agreement”), among the IBM INTERNATIONAL GROUP B.V., a private company with limited liability organized under the laws of The Netherlands (the “Borrower”), the lenders from time to time party thereto, Morgan Stanley Senior Funding, Inc., as administrative agent, Deutsche Bank AG Cayman Islands Branch, as documentation agent, and Lehman Commercial Paper, Inc., as syndication agent, and the transactions contemplated thereby.  Unless otherwise indicated, capitalized terms used herein but not otherwise defined herein shall have the respective meanings set forth in the Credit Agreement.

Pursuant to Section 2.18 of the Credit Agreement, we hereby request that the Lenders extend the Maturity Date now in effect by a period of 180 days to November 19, 2008. The Extension Request Deadline related to this Extension Request shall be [                      ], 20[    ].(8)

The undersigned represents that as of the date of this Extension Request (i) the representations and warranties of the Borrower contained in the Credit Agreement and of the Guarantor contained in the Guaranty are, in each case, true and correct in all material respects with the same effect as if made on the date hereof (except to the extent such representations and warranties expressly relate to an earlier date) and (ii) no Default (including for this purpose any “Default” as defined in the Guaranty) or Event of Default has occurred and is continuing.

Very truly yours,

IBM INTERNATIONAL GROUP B.V.

By:
Name:
Title:

(8) Shall in any case not be later than 5:00 P.M., New York City time, on the date which is 15 days after delivery of this Extension Request.

iii